Exhibit 2

CONFORMED VERSION

THIS CONFORMED COPY OF THE CREDIT AGREEMENT WAS PREPARED FOR THE CONVENIENCE OF THE PARTIES AND DOES NOT CONSTITUTE A DEFINITIVE LOAN DOCUMENT.

CREDIT AGREEMENT

Dated as of July 18, 2018

among

GIP III STETSON HOLDINGS I, L.P.,

and

GIP III STETSON HOLDINGS II, L.P.,

as Parents,

GIP III STETSON I, L.P.,

and

GIP III STETSON II, L.P.,
as Borrowers,

THE LENDERS PARTY HERETO FROM TIME TO TIME

and

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

GOLDMAN SACHS LENDING PARTNERS LLC, BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CREDIT SUISSE LOAN FUNDING LLC AND RBC CAPITAL MARKETS
as Joint Lead Arrangers and Joint Bookrunners,

and

BMO CAPITAL MARKETS CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MIZUHO BANK, LTD. and MUFG BANK, LTD.,

as Co-Managers

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

i

(Continued)

(Continued)

(Continued)

(Continued)

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Prepayment Notice
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Note
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate
Exhibit G-4	Form of U.S. Tax Compliance Certificate
Exhibit H	Form of Administrative Questionnaire
Exhibit I	Solvency Certificate

Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Subsidiaries
Schedule 3.07(c)	Subscriptions
Schedule 3.08	Litigation
Schedule 3.12	Taxes
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Addresses of Borrowers, Administrative Agent and Lenders

v

This CREDIT AGREEMENT dated as of July 18, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into among GIP III STETSON HOLDINGS I, L.P., a Delaware limited partnership (“Stetson Holdings I”), GIP III STETSON HOLDINGS II, L.P., a Delaware limited partnership (“Stetson Holdings II”), GIP III STETSON I, L.P., a Delaware limited partnership (“GIP Stetson I”), GIP III STETSON II, L.P., a Delaware limited partnership (“GIP Stetson II”, together with GIP Stetson I, collectively, the “Borrowers” and each, individually, a “Borrower”), the LENDERS party hereto from time to time and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”).

W I T N E S E T H:

WHEREAS, pursuant to that certain Purchase Agreement, dated as of June 5, 2018 (the “Acquisition Agreement”), among Devon Gas Services, L.P., a Texas limited partnership (“DGS”), Southwestern Gas Pipeline, L.L.C., a Texas limited liability company (“SGP,” and together with DGS, “Sellers”), EnLink Midstream Manager, LLC, a Delaware limited liability company (the “Manager”), each Borrower and, for the limited purposes set forth therein, Devon Energy Corporation, a Delaware corporation, (i) GIP Stetson II intends to acquire from Sellers (the “ENLC Acquisition”) 115,495,669 common units representing limited liability company interests in EnLink Midstream, LLC, a Delaware limited liability company (“ENLC”) and (ii) GIP Stetson I intends to acquire from Sellers (the “ENLK Acquisition” and, together with the ENLC Acquisition, the “Acquisition”) (A) 100% of the Equity Interests in the Manager and (B) an aggregate of 94,660,600 common units representing limited partner interests in EnLink Midstream Partners, LP, a Delaware limited partnership (“ENLK”, together with the Manager, ENLC and the Surviving Entity following any Permitted Enlink Consolidation Event, collectively, the “Targets” and each, individually, a “Target”);

WHEREAS, the proceeds of the Loans will be used (a) to fund the Acquisition and the transactions related thereto, (b) to pay transaction costs and expenses incurred in connection therewith and with the Transactions and (c) for other general corporate purposes;

WHEREAS, the Borrowers have requested that the Lenders establish a $1,000,000,000 term loan credit facility in favor of the Borrowers; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing to make Loans to the Borrowers;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing consisting of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Letter of Credit Provider” shall mean a financial institution rated at all times, as to its senior unsecured unsubordinated indebtedness, at least Baa1 by Moody’s and at least BBB+ by S&P.

“Acquisition” shall have the meaning assigned to such term in the recitals.

“Acquisition Agreement” shall have the meaning assigned to such term in the recitals.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and all exhibits and schedules thereto.

“Acquisition Equity Contribution” shall mean the contribution by the Sponsor to the Borrowers, directly or indirectly, of cash common equity in an aggregate amount not less than 50% of the pro forma total consolidated Indebtedness and equity capitalization of the Borrowers on the Closing Date.

“Acquisition Agreement Inside Date” shall mean July 16, 2018.

“Adjusted Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee” shall have the meaning assigned to such term in Section 2.11(a).

“Agent Default Period” shall mean, with respect to any Agent, any time when such Agent is a Defaulting Agent/Lender.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“All-In Yield” shall mean, as to any Indebtedness, the yield, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR or Alternate Base Rate floor, or otherwise, in each case, incurred or payable by the Borrowers generally to all lenders of such Indebtedness; provided, that original issue discount and upfront fees shall be equated to interest rate assuming a seven (7)-year Weighted Average Life to Maturity for any Incremental Term Facilities added to or increasing the Term Facility; and, provided, further, that “All-In Yield” shall not include amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part, any or all lenders), any fees not paid or payable in the primary syndication of the Indebtedness or fees not paid or payable generally to all lenders ratably.

“Alternate Base Rate” shall mean the greatest of (a) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” or “base commercial lending rate” (the “Prime Rate”), (b) the Federal Funds Effective Rate plus 0.50% per annum, and (c) the Adjusted Eurodollar Rate determined as of such date for a one-month Interest Period plus 1.00% per annum.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.  In no event shall the Alternate Base Rate be less than zero.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean for any day (a) 3.25% per annum in the case of ABR Loans and (b) 4.25% per annum in the case of Eurodollar Loans.

“Approved Counterparty” shall mean any Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) (x) the value of the ENLC/ENLK Units held by the Borrowers on such date (the value of such ENLC/ENLK Units will be determined (i) if quotations are available, based on the closing sale price of such ENLC/ENLK Units on the preceding Business Day, as appearing on any regularly published reporting or quotation service and (ii) in any event, in such manner as necessary to comply with the requirements of Regulation U), plus (y) the aggregate amount of Permitted Investments held by the Borrowers on such date to (b) the aggregate amount of Loans outstanding on such date.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrowers (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund Affiliate” shall mean any Person that is (a) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business and (b) managed, sponsored or advised by any Person controlling, controlled by or under common control with a Disqualified Institution or Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Disqualified Institution or Affiliate thereof, as applicable (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of such Person or (ii) has access to any information (other than information that is publicly available) relating to the Parents, the Borrowers, the Targets or their respective Subsidiaries or Affiliates or any other Person that forms a part of any of their respective businesses.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Borrowers’ Presentation” shall mean the presentation entitled “Stetson Midstream Lender Presentation (July 2018)” distributed to Lenders on July 3, 2018, as modified or supplemented prior to the Closing Date.

“Borrowing” shall mean a group of Loans of a single Type made on a single date to the Borrowers and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $5,000,000.

“Borrowing Multiple” shall mean $1,000,000.

“Borrowing Request” shall mean a request by the Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York or Houston, Texas, and, where used in the context of Eurodollar Loans, is also a day on which dealings are carried on in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Flow Available for Restricted Payments” shall mean, for each fiscal quarter (commencing with the fiscal year ended December 31, 2018), the sum of (a) the product of (i) Excess Cash Flow for such fiscal quarter multiplied by (ii) 100 minus the Excess Cash Flow percentage for such fiscal quarter (expressed as a percentage) pursuant to Section 2.10(a) and (b) the Retained Asset Sale Proceeds; provided that Cash Flow Available for Restricted Payments shall be deemed to be $0 until the prepayments required to be made under Section 2.10(a) and Section 2.10(b) have been made.

“Cash Interest Expense” shall mean, with respect to the Borrowers for any period, Interest Expense for such period, less, for each of clauses (a), (b), (c) and (e) below, to the extent included in the calculation of such Interest Expense, the sum (without duplication) of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of any financing fees or breakage costs paid by, or on behalf of, the Borrowers, including such fees paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, (d) cash interest income of the Borrowers for such period and (e) all nonrecurring cash Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees; provided that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b), (c), (d) or (e) above, annual Agency Fees paid to the Administrative Agent and/or the Collateral Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement.

“Change in Control” shall mean the occurrence of any of the following:

(a)                                 prior to a Qualifying IPO, the Sponsor shall cease to own and Control, directly or indirectly, 50% or more of the outstanding Equity Interests of the General Partner; or

(b)                                 following a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), in each case, other than the Sponsor, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the General Partner representing 50% or more of the ordinary voting power of the total outstanding Voting Stock of the General Partner and such percentage so held is greater than the percentage of the aggregate ordinary voting power of the total outstanding Voting Stock of the General Partner that is beneficially owned, directly or indirectly, by the Sponsor;

(c)                                  the General Partner and each applicable Parent collectively shall cease to own and Control, directly or indirectly, 100% of the outstanding Equity Interests of the applicable Borrower;

(d)                                 [***]; or

(e)                                  [***];

provided that a Permitted EnLink Consolidation Event shall not constitute a Change in Control.

“Change in Law” shall mean (a) the adoption or implementation of any treaty, law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean July 18, 2018.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Collateral” shall mean all the “Collateral” as defined in the Collateral Agreement, other than any Excluded Assets and subject to the provisions of Section 9.21 and to exceptions and limitations set forth in the Collateral Agreement.

“Collateral Agency Fee” shall have the meaning assigned to such term in Section 2.11(a).

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of the Closing Date, among the Borrowers, the Parents and the Collateral Agent, substantially in the form of Exhibit E, as amended, amended and restated supplemented or otherwise modified from time to time.

“Co-Managers” shall mean BMO Capital Markets Corp., Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd. and MUFG Bank, Ltd..

“Commitment” shall mean (a) as to each Lender, its obligation to make a Loan to the Borrowers pursuant to Section 2.01 in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”, together with any Incremental Term Commitments and (b) as to all Lenders, the aggregate commitments of all Lenders to make Loans on the Closing Date. As of the Closing Date, the aggregate Commitments are $1,000,000,000.

“Commodity Account” shall mean any “commodity account” as defined in the UCC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Consolidated EBITDA” shall mean, with respect to any fiscal quarter, an amount equal to the positive difference, if any, between (a) cash actually distributed to the Borrowers or the Subsidiary Guarantors (without duplication) in respect of their respective ownership interests in the ENLC/ENLK Units during such period and (b) G&A Expenses during such period; provided, that Consolidated EBITDA shall be calculated to give Pro Forma Basis to any Disposition.

Notwithstanding anything to the contrary in this Agreement, (i) for purposes of determining Consolidated EBITDA for any Test Period that includes the quarterly periods ending December 31, 2017, March 31, 2018 and June 30, 2018, (A) Consolidated EBITDA as of the fiscal quarter ending December 31, 2017, shall be deemed to equal $66,126,530, (B) Consolidated EBITDA as of the fiscal quarter ending March 31, 2018, shall be deemed to equal $66,588,512, and (C) Consolidated EBITDA as of the fiscal quarter ending June 30, 2018, shall be deemed to equal $67,050,495 and (ii) for purposes of determining the Debt Service Coverage Ratio only, if ENLK ceases to be treated as a partnership for U.S. federal income tax purposes, Consolidated EBITDA shall be deemed to be the lesser of (A) Consolidated EBITDA for the mostly recently ended fiscal quarter of the Borrowers ending on or prior to such date multiplied by four (4) and (B)

Consolidated EBITDA for the most recently completed four consecutive fiscal quarters of the Borrowers ending on or prior to such date.

“Continuing Directors and Managers” shall mean the directors or managers recommended, nominated, elected or appointed by any Parent, any Borrower or any of their Affiliates, as applicable, to the board of any Person and each other director or manager, if, in each case, such other director’s or manager’s nomination for election to the board of such Person, is recommended by a majority of the then Continuing Directors and Managers.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean one or more control agreements in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent entered into by any Borrower, the Collateral Agent and the Securities Intermediary or the Depositary Bank (as applicable) at which any Deposit Account (including the Debt Service Reserve Account), Securities Account or Commodity Account is maintained by any Loan Party, which (a) provides that the Securities Intermediary or Depositary Bank (as applicable) shall comply with any entitlement order or other instruction originated by such Borrower and, upon delivery of written notice that an Event of Default has occurred, the Collateral Agent (but not, after such notice (unless rescinded), such Borrower) and (b) is otherwise sufficient to establish the Collateral Agent’s “control” per Section 9-104 or 9-106 (as applicable) of the UCC.

“Debt Service” shall mean, for any period, the sum of all (a) scheduled Cash Interest Expense payable and scheduled principal amortization payable, in each case during such period in respect of the Facilities and (b) any payments paid by the Borrowers during such period pursuant to Secured Swap Obligations then due and payable minus any payments received by the Borrowers during such period pursuant to Secured Swap Obligations.  For the avoidance of doubt, Debt Service shall not include (i) mandatory prepayments pursuant to the Loan Documents and (ii) any bullet payment required to be paid on the Final Maturity Date of any Facility.

“Debt Service Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA to (b) Debt Service, in each case, for such Test Period.

“Debt Service Reserve Account” shall mean a securities or deposit account of the Borrowers established with a nationally recognized Depositary Bank in consultation with the Administrative Agent and designated as the “Debt Service Reserve Account” in writing to the Administrative Agent and the Collateral Agent, in each case, subject to a Control Agreement.

“Debt Service Reserve Account Balance” shall mean, as of any date of determination, the sum of (a) the aggregate amount of cash deposited in the Debt Service Reserve Account, (b) the aggregate amount of Permitted Investments credited to the Debt Service Reserve Account and (c) the aggregate face amount of any DSR Letter of Credit, in each case as of such date.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Agent/Lender” shall mean any Agent or Lender that has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy or insolvency laws, has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has become the subject of a Bail-in Action; provided that an Agent or Lender shall not become a Defaulting Agent/Lender solely as the result of the acquisition or maintenance of an ownership interest in such Agent or Lender or its direct or indirect parent company or the exercise of control over an Agent or Lender or its direct or indirect parent company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Agent or Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Agent or Lender.  Any determination that a Lender is a Defaulting Agent/Lender hereunder shall be made by the Administrative Agent acting reasonably, and such Lender shall be deemed to be a Defaulting Agent/Lender upon delivery of written notice to the Borrowers and each Lender until such time as the Administrative Agent and the Borrowers each agree that a Defaulting Agent/Lender has adequately remedied all matters that caused such Lender to be a Defaulting Agent/Lender.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary Bank” shall mean the bank or securities intermediary at which the Debt Service Reserve Account is maintained by the Borrowers.

“Disposition” shall mean any sale, transfer or other disposition by any Borrower or Subsidiary Guarantor to any other Person of any asset or group of related assets in one or a series of related transactions.

“Disqualified Institutions” shall mean (a) those Persons (including competitors) that have been specified in writing by the Borrowers or the Sponsor to the Administrative Agent on or prior to June 5, 2018, (b) those Persons who are competitors of the Targets and their respective Subsidiaries that are separately identified in writing by the Borrowers or the Sponsor to the Administrative Agent from time to time (which list of competitors may be supplemented by the Borrowers after the Closing Date by means of a written notice to the Administrative Agent but which supplementation shall not apply retroactively to disqualify any Persons that have previously entered into a trade in respect of any Facility), and (c) in the case of each of clauses (a) and (b), any of such Persons’ Affiliates (which, for the avoidance of doubt, shall not include any Bona Fide Debt Fund Affiliate of the Persons referenced in clause (b) above) that are either (i) identified in writing by the Borrowers or the Sponsor from time to time or (ii) readily identifiable on the basis of such Affiliate’s name.

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“DSR Letter of Credit” shall mean one or more letters of credit issued in favor of the Collateral Agent for the benefit of (a) the Secured Parties and (b) any holders of Indebtedness under, and any other collateral agents or representatives for the holders of any Indebtedness under, any Incremental Term Facilities secured by the Collateral on a pari passu basis, by an Acceptable Letter of Credit Provider, which the Borrowers have designated as a “DSR Letter of Credit” to the Collateral Agent in writing.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ENLC” shall have the meaning assigned to such term in the recitals.

“ENLC Credit Agreement” shall mean that certain Credit Agreement dated as of March 7, 2014, by and among ENLC, as borrower, each lender party thereto from time to time, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Citibank, N.A. and Wells Fargo Bank, National Association, as co-syndication agents, and Royal Bank of Canada and Bank of Montreal, as co-documentation agents, as amended pursuant to that certain First Amendment to Credit Agreement and Waiver, dated December 23, 2015, that certain Second Amendment to Credit Agreement, dated as of June 20, 2018 and as further amended, restated, amended and restated, waived, refinanced, supplemented or otherwise modified from time to time.

“ENLC Units” shall mean the common units owned at any time by any Borrower or Subsidiary Guarantor in ENLC.  Any such common units that are disposed of in accordance with this Agreement shall cease to be “ENLC Units” for purposes of this Agreement from and after such Disposition.  From and after the occurrence of any Permitted EnLink Consolidation Event, “ENLC Units” shall refer to any unit of Equity Interests in the Surviving Entity resulting from such Permitted EnLink Consolidation Event.

“ENLC/ENLK Units” shall mean (a) collectively, the ENLC Units and the ENLK Units and (b) the Equity Interests of the Surviving Entity following any Permitted EnLink Consolidation Event.

“ENLK” shall have the meaning assigned to such term in the recitals.

“ENLK Credit Agreement” shall mean that certain Credit Agreement dated as of February 20, 2014 by and among ENLK (formerly known as Crosstex Energy, L.P.), as borrower, each lender party thereto from time to time, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Citibank, N.A. and Wells Fargo Bank, National Association, as co-syndication agents, and Royal Bank of Canada and Bank of Montreal, as co-documentation agents, as amended pursuant to that certain First Amendment to Credit Agreement dated December 23, 2015, that certain Second Amendment to Credit Agreement, dated as of June 20, 2018 and as further amended, restated, amended and restated, waived, refinanced, supplemented or otherwise modified from time to time.

“ENLK Units” shall mean the common units owned at any time by any Borrower or Subsidiary Guarantor in ENLK.  Any such common units that are disposed of in accordance with this Agreement shall cease to be ENLK Units for purposes of this Agreement from and after such Disposition.  From and after the occurrence of any Permitted EnLink Consolidation Event, “ENLK Units” shall refer to any unit of Equity Interests in the Surviving Entity resulting from such Permitted EnLink Consolidation Event.

“Equity Interests” of any Person shall mean any and all shares, interests, units, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred equity interests (on an as converted basis if convertible), any limited (including master limited partnership units) or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with a Borrower or any Subsidiary Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or any lien shall arise with respect to any Plan on the assets of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate; (d) the incurrence by a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums in the ordinary course of business); (e) the receipt by a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the withdrawal or partial withdrawal by a Borrower, any Subsidiary of a Borrower or any ERISA

Affiliate from any Plan or Multiemployer Plan which could reasonably be expected to result in liability to a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate; (h) the receipt by a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower, a Subsidiary of a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Borrower or a Subsidiary of a Borrower; (j) the filing of an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan; or (k) a Borrower or any Subsidiary of a Borrower incurs any liability or contingent liability for providing, under any employee benefit plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing consisting of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on Reuters or such other commercially available source as may be designated by the Administrative Agent from time to time (or any successor thereto) that displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or its successor) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “Screen Rate”), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (c) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (c)); provided that in no event shall the “Eurodollar Rate” be less than 0.00%; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the Eurodollar Rate shall be the Interpolated Rate.

Notwithstanding anything contained herein to the contrary, and without limiting the provisions of Section 2.13, in the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that there exists, at such time, a broadly accepted market convention for determining a rate of interest for syndicated loans in the United States in lieu of the Screen Rate, and the Administrative Agent shall have given notice of such determination to the Borrowers and each Lender (it being understood that the Administrative Agent shall have no obligation to make such determination and/or to give such notice), then the Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this

Agreement as may be applicable (but for the avoidance of doubt, such alternate rate of interest and other related changes shall not result in a reduction to the Applicable Margin). Notwithstanding anything to the contrary in Section 9.08, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but only to the extent the Screen Rate for the applicable Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as, or converted to, Eurodollar Loans, and (y) any Borrowing Request or Interest Election Request given by the Borrowers with respect to Eurodollar Loans shall be deemed to be rescinded by the Borrowers.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal quarter of the Borrowers, an amount equal to (a) Consolidated EBITDA for such fiscal quarter, minus (b) the sum of (i) the amount of any Taxes payable in cash by the Borrowers with respect to such fiscal quarter or for which a distribution is permitted under Section 6.06(b)(ii), (ii) Cash Interest Expense for such fiscal quarter, (iii) regularly scheduled payments of principal in respect of the Loans for such fiscal quarter, (iv) permanent repayments of Indebtedness (other than the Loans) made in cash by any Borrower during such fiscal quarter, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) the positive difference (if any) between any amounts paid in cash by any Borrower in respect of Secured Swap Obligations then due and owing and any cash payments received by any Borrower in respect of Swap Agreements, in each case, for such fiscal quarter, (vi) all One-Time and Extraordinary Expenses, but only to the extent constituting cash expenses, attributable to such fiscal quarter and (vii) an amount designated by the Borrowers in their calculation of Excess Cash Flow, which amount shall not at any time, when taken together with all other amounts previously designated as such that remain unused, exceed $2,000,000 and shall be reserved for liquidity needs of the Borrowers during the subsequent fiscal quarter.

“Excess Cash Flow Prepayment” shall have the meaning assigned to such term in Section 2.10(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) any property, Equity Interests, rights or any assets owned by the Targets and (b) the Subsidiaries of the Targets and any property, Equity Interests, rights or any other assets owned by such Subsidiaries of the Targets. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) in no event shall Excluded Assets include Equity Interests of the Surviving Entity and (ii) in the event that the Permitted EnLink Consolidation Event is effected pursuant to clause (A)(y) of the definition thereof, Excluded Assets shall not include (1) any Equity Interests of the applicable Specified Consolidation Subsidiary that are owned by the Manager and (2) the Specified Consolidation Subsidiary.

“Excluded Subsidiary” shall mean any of ENLC, ENLK and the Manager, and any current or future direct or indirect Subsidiary of ENLC, ENLK or the Manager.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes, in either case imposed on (or measured by) net income, net profits or capital by the United States of America (or any State or other subdivision thereof) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising solely from the Loan Documents and the transactions herein) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction in which any Borrower is located, (c) other than in the case of an assignee pursuant to a request by the Borrowers under Section 2.18(b), any federal withholding tax imposed by the United States, pursuant to applicable requirements of law in effect at the time such Agent, Lender or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16(a) or Section 2.16(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure to comply with Section 2.16(e), and (e) any withholding taxes imposed under FATCA.

“Extended Maturity Date” shall have the meaning assigned to such term in Section 2.20(a).

“Extension” shall have the meaning assigned to such term in Section 2.20(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.20(d).

“Extension Offer” shall have the meaning assigned to such term in Section 2.20(a).

“Facility” shall mean the Term Facility or an Incremental Term Facility, as the context requires.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three depository institutions of recognized standing selected by it.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter, dated June 13, 2018, between the Borrowers and the Joint Lead Arrangers and Co-Managers, as amended, supplemented, joined or otherwise modified prior to the date hereof.

“Fees” shall mean the Agency Fee, the Collateral Agency Fee and any other fees payable under the Fee Letter.

“Final Maturity Date” shall mean at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, in each case as may be extended in accordance with this Agreement from time to time.

“Financial Officer” of any Person shall mean the sole member or sole manager of such Person, the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“G&A Expenses” shall mean all general administrative and operating costs and expenses of any Borrower determined in accordance with GAAP, excluding (without duplication): (a) any non-cash charges, (b) extraordinary, unusual or non-recurring items (including all transaction costs and expenses incurred in connection with the Transactions or the Permitted EnLink Consolidation Event, or any extraordinary losses and unusual or non-recurring charges or expenses attributable to legal and judgment settlements) and (c) costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisitions prior to or after the Closing Date) or expenses attributable to the implementation of cost savings initiatives and other restructuring and integration costs that are reasonably identifiable, factually supportable and certified by the Borrowers to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twelve (12) months after such cost savings initiatives and other restructuring and integration costs; provided that (i) the aggregate amount pursuant to this clause (c) in such period shall not exceed 5% of Consolidated EBITDA for such period and (ii) no amount shall be excluded pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise excluded from Consolidated EBITDA for such period (clauses (a) through (c), “One-Time and Extraordinary Expenses”).

“GAAP” shall have the meaning assigned to such term in Section 1.02.

“General Partner” shall mean GIP III Stetson GP, LLC, a Delaware limited liability company.

“GIP Stetson I” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“GIP Stetson II” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Governing Agreement” shall mean (a) with respect to GIP Stetson I, the Amended and Restated Limited Partnership Agreement of GIP III Stetson I, L.P., dated July 3, 2018, by and between GIP III Stetson Holdings I, L.P., as the limited partner, and GIP III Stetson GP, LLC, as the general partner, as amended, restated, amended and restated, supplemented or otherwise modified as permitted hereunder and (b) with respect to GIP Stetson II, the Amended and Restated Limited Partnership Agreement of GIP III Stetson II, L.P., dated July 3, 2018, by and between GIP III Stetson Holdings II, L.P., as the limited partner, and GIP III Stetson GP, LLC, as the general partner, as amended, restated, amended and restated, supplemented or otherwise modified as permitted hereunder.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, or central bank (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantors” shall mean, collectively, each Parent and each existing or newly formed wholly-owned direct or indirect Subsidiary of any Borrower (excluding the Excluded Subsidiaries), in each case, as guarantors of the Secured Obligations of the Borrowers pursuant to the Collateral Agreement. “Guarantor” shall mean any of the foregoing Persons.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.21(c)(v).

“Incremental Facility Request” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Lender” shall have the meaning assigned to such term in Section 2.21(b).

“Incremental Maturity Date” shall mean the maturity date of any Incremental Term Facility.

“Incremental Term Commitments” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Term Facility” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business), (e) all Capital Lease Obligations and Purchase Money Obligations of such Person, (f) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of banker’s acceptances, and (g) all Guarantees by such Person of Indebtedness of others of the types described in clauses (a) through (f) above.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.  For the avoidance of doubt, in no event shall “Indebtedness” include any obligations under Swap Agreements.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Initial Term Loans” shall mean the Loans made on the Closing Date.

“Interest Election Request” shall mean a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.05, in substantially the form of Exhibit D.

“Interest Expense” shall mean, with respect to the Borrowers for any period, the sum of (a) gross interest expense of the Borrowers for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of the Borrowers.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrowers with respect to Swap Agreements.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the 60th day of each calendar quarter.

“Interest Period” shall mean, as to any Borrowing consisting of a Eurodollar Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrowers may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.05 or repaid or prepaid in accordance with Section 2.08, Section 2.09 or Section 2.10; provided that, (a) if any Interest Period for a Eurodollar Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the Term Maturity Date, any Extended Maturity Date or any Incremental Maturity Date, as applicable.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” shall mean, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen

Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time, provided that if the Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuer Control Agreement” shall mean (i) that certain Issuer Acknowledgment, dated as of the Closing Date, among GIP Stetson I, ENLK and the Collateral Agent and (ii) that certain Issuer Acknowledgment, dated as of the Closing Date, among GIP Stetson II, ENLC and the Collateral Agent, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Joint Lead Arrangers” shall mean Goldman Sachs Lending Partners LLC, Bank of America, N.A., Barclays Bank PLC, Credit Suisse Loan Funding LLC and RBC Capital Markets.

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” shall mean each financial institution listed on Schedule 2.01 (and any foreign branch of such Lender), as well as any Person (other than a natural person) that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person).

“Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Total Debt as of the last day of such Test Period minus the aggregate amount of all Unrestricted Cash that would be listed on the balance sheet of the Borrowers as of such date in an aggregate amount not to exceed $30,000,000 to (b) Consolidated EBITDA for such Test Period.

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) any arrangement to provide priority or preference, (c) any financing statement filed in any jurisdiction in the nature of or evidencing a security interest or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right or way or other encumbrance on any real property, in each of the foregoing cases described in clauses (a), (b) and (c) whether voluntary or involuntary or imposed by law, and any agreement to give any of the foregoing, (d) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (e) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of any Borrower), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Collateral Agreement, any Control Agreement, the Issuer Control Agreements and any promissory note issued under Section 2.07(e), each as amended, amended and restated, supplemented or otherwise modified from time to time.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Initial Term Loans and the Incremental Term Loans, or either one of them as the context may require.

“Manager” shall have the meaning assigned to such term in the recitals.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) at all times other than on the Closing Date, the existence of events, circumstances, conditions and/or contingencies that have had (i) a materially adverse effect on the business, operations, properties, assets or financial condition of the Parents, the Borrowers and their Subsidiaries, taken as a whole, or (ii) a material impairment of the validity or enforceability of the material rights, remedies or benefits available to the Lenders and the Agents under the Loan Documents and (b) solely for the purposes of determining whether a Material Adverse Effect has occurred on or before the Closing Date, a Subject Entities Material Adverse Effect (as defined in the Acquisition Agreement).

“Material Indebtedness” shall mean Indebtedness (other than the Obligations) of the Borrowers, the Parents or the Targets in an aggregate principal amount exceeding $50,000,000.

“Material Non-Public Information” shall mean, with respect to ENLC, ENLK and/or any common units of ENLC or ENLK, information regarding ENLC or ENLK and their Subsidiaries that is not generally available to investors, and as to which there is a substantial likelihood that a reasonable shareholder would consider such information to be important in deciding whether to buy, sell, hold and/or vote such common units in ENLC or ENLK, as applicable.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MFN Protection” has the meaning set forth in Section 2.21(c)(iv).

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.20(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA to which any Borrower, any Subsidiary Guarantor or any ERISA Affiliate has or may have any liability or contingent liability.

“Net Proceeds” shall mean the cash proceeds actually received by the Borrowers or any Subsidiary Guarantor (including any cash payments received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received by the Borrowers) from any Disposition pursuant to Section 6.05(c) net of (i) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset, and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, provided that, upon termination of any such reserve, Net Proceeds are increased by the amount of funds from such reserve that are released to the Borrowers or any Subsidiary Guarantor, as applicable, other customary expenses and reasonable brokerage, consultant and other customary fees actually incurred in connection therewith, and (ii) Taxes paid or payable as a result thereof, including pursuant to Section 6.06.  For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to any Affiliate of the Borrowers shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Parents that are not Loan Parties.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.18(c).

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.20(a).

“Non-Recourse Persons” shall have the meaning assigned to such term in Section 9.25.

“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.16(e).

“Obligations” shall mean all amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document or pursuant to the terms of any Guarantee of this Agreement or any other Loan Document, together with the due and punctual performance of all other obligations of the Borrowers under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrowers of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“One-Time and Extraordinary Expenses” shall have the meaning assigned to such term in the definition of G&A Expenses.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent” shall mean, (i) with respect to GIP Stetson I, Stetson Holdings I and (ii) with respect to GIP Stetson II, Stetson Holdings II.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” shall mean, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Loans and the denominator of which is the aggregate outstanding principal amount of the Loans of all Lenders.

“Permitted Debt Service Reserve Account Use” shall mean (a) to invest any cash on deposit in the Debt Service Reserve Account in Permitted Investments, to monetize any Permitted Investments credited to the Debt Service Reserve Account into cash which is deposited in the Debt Service Reserve Account and to re-invest any Permitted Investment credited to the Debt Service Reserve Account into one or more other Permitted Investments credited to the Debt Service Reserve Account, (b) the payment of any scheduled interest expense payable and scheduled principal amortization payable or other amount owing, in each case in respect of the Term Facility or any Incremental Term Facilities secured by the Collateral on a pari passu basis and (c) to the extent that the Debt Service Reserve Account Balance exceeds the Required Debt Service Reserve Amount, in each case of as such date, the transfer of all or a portion of such excess from the Debt Service Reserve Account to a deposit or securities account of the Borrowers, in each case subject to Control Agreements.

“Permitted EnLink Consolidation Event” shall mean any transaction, including a merger, consolidation or other combination or consolidation of interests, the result of which is (a) (i) ENLK and ENLC and/or (ii) the Borrowers are merged, acquired by or consolidated into, or combined with, (A) in the case of clause (i), (x) ENLC or ENLK (or any of their respective Subsidiaries or (y) so long as each of the Specified Consolidation Conditions are satisfied substantially concurrently with the consummation of such Permitted EnLink Consolidation Event, a direct Subsidiary of the Manager (after such tests are satisfied, such Subsidiary, a “Specified Consolidation Subsidiary”)), as applicable or (B) in the case of clause (ii) the other Borrower, in each case, with either ENLC, ENLK or the Specified Consolidation Subsidiary as the only surviving entity with publicly traded common securities (such surviving Person, the “Surviving Entity”) and (b) [***].

“Permitted Investments” shall mean:

(a)                                       direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)                                 time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt,

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)                                  repurchase obligations with a term of not more than one year for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)                                 commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-2 (or higher) according to S&P;

(e)                                  securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f)                                   shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)                                  money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(h)                                 time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the Total Assets of the Borrowers measured as of the most recent fiscal quarter for which financial statements are then available;

(i)                                     securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (j) below; and

(j)                                    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest, breakage costs and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (d) no Permitted Refinancing Indebtedness shall have additional obligors or Guarantees than the Indebtedness being Refinanced.

“Permitted Tax Distributions” shall have the meaning assigned to such term in Section 6.06(b)(ii).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and to which any Borrower, any Subsidiary Guarantors or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral” shall mean all Equity Interests of the Borrowers, the ENLC/ENLK Units, the Equity Interests in the Manager and any other Collateral pledged pursuant to the Collateral Agreement.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 5.04 and otherwise reasonably satisfactory to the Administrative Agent.

“Projections” shall mean the projections of the Borrowers and their Subsidiaries included in the Borrower’s Presentation and any other projection and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders, the Joint Lead Arrangers, the Co-Managers or the Administrative Agent by or on behalf of the Borrowers or any of their Subsidiaries prior to the Closing Date.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided that (a) such Indebtedness is incurred prior to, contemporaneously with or within 270 days after such acquisition, installation, construction or improvement and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related transaction costs, fees and expenses.

“Qualifying IPO” shall mean an underwritten public offering by any Parent or any of their respective direct or indirect shareholders (or a corporate successor of any of the foregoing) of its Equity Interests (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Repricing Amendment” shall have the meaning given to such term in the definition of “Repricing Transaction”.

“Repricing Transaction” shall mean (a) any transaction in which all or any portion of the Initial Term Loans are voluntarily prepaid with the net cash proceeds of issuances, offerings or placement of new Indebtedness, or refinanced substantially concurrently with the incurrence of, new Indebtedness, in each case that has an All-In Yield lower than the All-In Yield in effect for the Initial Term Loans so prepaid, where such new Indebtedness is in the form of a similar term loan that is broadly marketed or syndicated to banks and other institutional investors, (b) any amendment, amendment and restatement or other modification of the Loan Documents that has the effect of reducing the All-In Yield then in effect for Initial Term Loans and primary purpose (as determined by the Borrowers in good faith) of which is to reducing the All-In Yield then in effect for Initial Term Loans (collectively, a “Repricing Amendment”) or (c) any transaction in which a Non-Consenting Lender must assign its Initial Term Loans as a result of its failure to consent to a Repricing Amendment, in the case of each of clauses (a), (b) and (c), other than in connection with a Change in Control.

“Required Debt Service Reserve Amount” shall mean, as of any date of determination, an amount equal to all Debt Service over the next six (6) month period following such date of determination.

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that represent more than 50% of the sum of all Loans outstanding at such time; provided that the Loans of, held by or deemed to be held by any Defaulting Agent/Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Retained Asset Sale Proceeds” shall have the meaning assigned to such term in Section 2.10(b).

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Obligations” shall mean the Obligations and the Secured Swap Obligations.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d)  each Secured Swap Agreement Counterparty and (e) the successors and permitted assigns of each of the foregoing.

“Secured Swap Agreement” shall mean any Swap Agreement that is entered into by and between the Borrowers and a Secured Swap Agreement Counterparty.

“Secured Swap Agreement Counterparty” shall mean each Person that is (a) a Lender, an Agent, a Joint Lead Arranger, a Co-Manager or an Affiliate of a Lender, Agent, Joint Lead Arranger or Co-Manager (i) at the time such Person enters into a Secured Swap Agreement or (ii) on the Closing Date and is a party to a Secured Swap Agreement on such date or (b) an Approved Counterparty that has executed and delivered an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent.

“Secured Swap Obligations” shall mean all amounts owing to any Secured Swap Agreement Counterparty pursuant to the terms of any Secured Swap Agreement, but excluding all Excluded Swap Obligations.

“Securities Account” shall mean any “securities account” as defined in the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Intermediary” shall mean a bank or financial institution selected by the Borrowers and reasonably acceptable to the Administrative Agent.

“Sellers” shall have the meaning assigned to such term in the recitals.

“Solvency Certificate” shall mean a certificate from a Responsible Officer of the Borrowers, substantially in the form of Exhibit I.

“Specified Acquisition Agreement Representations” shall mean such representations and warranties made by, or with respect to, the Targets and their respective Subsidiaries in the Acquisition Agreement as are material to the interests of the Joint Lead Arrangers and the Co-Managers, but only to the extent that the Borrowers or their Affiliates have the right (taking into account any applicable notice or cure provisions) to terminate their or their Affiliates’ obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Consolidation Subsidiary” shall have the meaning specified in the definition of “Permitted EnLink Consolidation Event”.

“Specified Consolidation Conditions” shall mean, with respect to any Permitted EnLink Consolidation Event, each of the following conditions:

(a)                                 all Equity Interests, if any, of the applicable Specified Consolidation Subsidiary that are owned by the Manager shall constitute Pledged Collateral;

(b)                                 if the Surviving Entity of the applicable EnLink Consolidation Event is organized as a limited liability company, the Manager (i) shall be the “managing member” (or its equivalent) of such Surviving Entity and (ii) shall not have transferred any of its “managing member interests” (or equivalent interests) in ENLC or such Surviving Entity to any other Person; and

(c)                                  the applicable Specified Consolidation Subsidiary shall be the only direct or indirect Subsidiary of the Manager.

“Specified Equity Contribution” shall mean, with respect to any fiscal quarter, an amount equal to the amount of cash that is (a) received by any Parent from a source other than a Borrower or any Subsidiary thereof and (b) contributed by such Parent to the applicable Borrower in exchange for the issuance by such Borrower of additional Equity Interests in such Borrower (or otherwise as an equity contribution), in each case during the period between (and inclusive of) the first day of such fiscal quarter and the day that is 15 Business Days after the day on which financial statements with respect to such fiscal quarter are required to be delivered pursuant to Section 5.04(a) or Section 5.04(b) (the “Anticipated Cure Deadline”) (provided that, with respect to the fiscal quarter in which the Closing Date occurs, such amount shall include only any equity contribution that has been received after the Closing Date); provided that (i) the Borrowers deliver written notice to the Administrative Agent no later than the Anticipated Cure Deadline that they have elected to treat such equity contribution as a Specified Equity Contribution and setting forth the amount of such equity contribution; (ii) there are at least two fiscal quarters in each four consecutive fiscal quarter period in which no Specified Equity Contribution has been made; (iii) the amount of the equity contribution deemed to be a Specified Equity Contribution shall not be greater than the amount required to cause the Borrowers to be in compliance with the Debt Service Coverage Ratio required pursuant to Section 6.10(a); (iv) there shall be no more than five Specified Equity Contributions in the aggregate during the term of this Agreement; and (v) any additional Equity Interests in the applicable Borrower issued to the applicable Parent in connection with a Specified Equity Contribution shall upon such issuance be pledged to the Collateral Agent in accordance with the Collateral Agreement.

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.08(c), 3.09, 3.10, 3.11, 3.16, 3.18, 3.19 and 3.20, in each case, solely with respect to the Parents and the Borrowers.

“Sponsor” shall mean Global Infrastructure Partners III-A/B, L.P., Global Infrastructure Partners III-C Intermediate, L.P. and Global Infrastructure Partners III-C2 Intermediate, L.P. and each of their Affiliates, and any funds, partnerships or other investment vehicles managed or controlled by them or their Affiliates.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under such Regulation D or any comparable regulation.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stetson Holdings I” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Stetson Holdings II” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.13(a).

“Subsidiary Guarantor” shall mean, collectively, any Subsidiary of any Borrower other than the Excluded Subsidiaries.

“Successful Syndication” shall have the meaning assigned to such term in the Fee Letter.

“Surviving Entity” shall have the meaning assigned to such term in the definition of the term “Permitted EnLink Consolidation Event.”

“Swap Agreement” shall mean (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any and all transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, together with any related schedules or confirmations and as amended, supplements, restated or otherwise modified from time to time.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Targets” shall have the meaning assigned to such term in the recitals.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, assessments, fees, charges (including ad valorem charges) or withholdings (including backup withholding) imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Term Facility” shall mean the Commitments as of the Closing Date and the Initial Term Loans made hereunder.

“Term Maturity Date” shall mean July 18, 2025 (or if such date is not a Business Day, the immediately preceding Business Day).

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrowers ending on or prior to such date.

“Total Assets” shall mean, as of the last day of any fiscal quarter (without duplication), the total assets of the Borrowers determined in accordance with GAAP, as set forth on the balance sheet of the Borrowers as of such date.  As of the Closing Date on a Pro Forma Basis after giving effect to the Acquisition, Total Assets equals $3,136,000,000.

“Total Debt” at any date shall mean (without duplication) all Indebtedness of the Borrowers and the Subsidiary Guarantors of the types described in clauses (a) through (e) of the definition of “Indebtedness” and, solely with respect to letters of credit and bankers’ acceptances that have been drawn but not yet reimbursed, clause (f) of the definition of “Indebtedness” to the extent reflected as a liability on the balance sheet of the Borrowers in accordance with GAAP.

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition and the consummation of the transactions related thereto, (b) the execution and delivery of the Loan Documents; (b) any borrowings on the Closing Date; (c) the Acquisition Equity Contribution and (d) the payment of all fees and expenses owing in connection with the foregoing.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted Eurodollar Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

[***].

“Unrestricted Cash” means cash and Permitted Investments of the Borrowers that would not appear as “restricted” on a balance sheet of the Borrowers; provided that any cash and Permitted Investments held in the Debt Service Reserve Account shall in any event be “restricted” for purposes of the forgoing.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.08(c).

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“Voting Stock” of any Person shall mean Equity Interests of any class or classes have ordinary voting power for the election of directors or the equivalent governing body of such Person.

“Weighted Average Life to Maturity” shall mean when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02                             Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document or any other agreement or contract shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (ii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, to the extent GAAP shall change after the Closing Date, the parties hereto agree to negotiate in good faith to modify the covenants herein so that they may be construed and interpreted in accordance with GAAP as then in effect, provided that, until such modification has been agreed, the covenants herein shall be interpreted, and all computations of amounts and ratios referred to herein shall be made, on the basis of GAAP as in effect and applied immediately before such change shall have become effective.

Section 1.03                             Effectuation of Transfers.  Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II
THE CREDITS

Section 2.01                             Commitments.

(a)                                 Subject to the terms and conditions set forth herein, each Lender severally agrees to make an Initial Term Loan to the Borrowers in Dollars on the Closing Date, in an amount equal to such Lender’s Commitment, in each case, by making immediately available funds available in accordance with Section 2.04.  The Loans shall be available as ABR Loans or Eurodollar Loans.

(b)                                 Immediately prior to giving effect to the transactions contemplated hereby, each of the Lenders has such Commitments in such aggregate principal amounts as set forth under the caption “Commitment” on Schedule 2.01.

Section 2.02                             Loans and Borrowings.

(a)                                 Each Loan to the Borrowers shall be made as part of a Borrowing consisting of Loans of the same Type, made by Lenders ratably in accordance with their Percentages.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  The Loans shall amortize as set forth in Section 2.07(a).

(b)                                 Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Borrowing by the Borrowers is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Interest Periods in respect of Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Maturity Date, any Extended Maturity Date or any Incremental Maturity Date, as applicable.

Section 2.03                             Requests for Borrowings.  To request a Borrowing, the Borrowers shall notify the Administrative Agent of such request by telephone (a) in the case of a Borrowing consisting of Eurodollar Loans, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Borrowing consisting of ABR Loans, not later than 10:00 am, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or email of a properly executed PDF to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrowers.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be the Closing Date;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Borrowing consisting of a Eurodollar Loan, the initial Interest Period to be applicable thereto; and

(v)                                 the location and number of the Borrowers’ account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of three month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                             Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it to the Borrowers hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to such account of the Borrowers as is designated by the Borrowers in the Borrowing Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05                             Interest Elections.

(a)                                 Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section 2.05, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or email of a properly executed PDF to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrowers requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of three month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrowers fail to deliver a timely Interest Election Request with respect to one of its Eurodollar Loans prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period, such Eurodollar Loan shall be continued as a Eurodollar Loan with the same Interest Period as previously was applicable thereto; provided that, if such continuation would result in a violation of Section 2.02(d), then such Eurodollar Loan shall instead be converted to an ABR Loan at the end of the immediately preceding Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders (unless such Event of Default is an Event of Default under Section 7.01(h) or Section 7.01(i), in which case no such request shall be required), so notifies the Borrowers, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06                             Termination of Commitments.  Unless terminated prior thereto, the Commitments shall terminate at the earlier to occur of 5:00 p.m., New York City time, on the Closing Date and the making of the Initial Term Loans pursuant to Section 2.01(a).

Section 2.07                             Promise to Repay Loan; Evidence of Debt.

(a)                                 The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the ratable account of each Lender, amortization payments equal to 1.0% per annum of the original principal amount of the Loans, with payments made on the first Business Day to occur after the date that is 60 days after the end of each calendar quarter (commencing with the calendar quarter ending on December 31, 2018) in equal installments.  To the extent not previously repaid, all unpaid Loans shall be paid in full by the Borrowers on the Term Maturity Date, the Incremental Maturity Date or the Extended Maturity Date applicable to such Loans.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to Section 2.07(b) or Section 2.07(c) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans made in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit F.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08                             Repayment of Loans.

(a)                                 All Loans shall be due and payable as set forth in Section 2.07(a).

(b)                                 Subject to Section 2.08(a), prior to any repayment of any Borrowing, the Borrowers shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection not later than 12:00 noon, New York City time, (i) in the case of an ABR Borrowing, on the scheduled date of such repayment and (ii) in the case of a Eurodollar Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each Lender receives its ratable share of such repayment (based upon the respective Percentages at the time of such repayment).

Section 2.09                             Voluntary Prepayment of Loans.

(a)                                 The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (other than as provided in Section 2.09(b)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in the form of Exhibit B hereto provided in accordance with Section 2.08(b).

(b)                                 All prepayments under this Section 2.09 shall be subject to Section 2.15 and shall be accompanied by (i) accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and (ii) in the event that, on or prior to the date that is twelve (12) months after the Closing Date, the Borrowers undertake a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of Repricing Transaction under clause (a) of the definition of a Repricing Transaction, a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans voluntarily prepaid or refinanced, (y) in the case of a Repricing Amendment, a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment and (z) in the case of a Repricing Transaction occurring under clause (c) of the definition of Repricing Transaction, each Non-Consenting Lender being replaced shall be entitled to receive a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans held by it as determined immediately prior to it being so replaced.

(c)                                  Any optional prepayments of the Initial Term Loans pursuant to this Section 2.09 shall be applied to scheduled amortization installments hereunder and to the payment due at the Final Maturity Date thereof as directed by the Borrowers (or, absent direction by the Borrowers, in direct order of maturity thereof).

Section 2.10                             Mandatory Prepayment of Loans.

(a)                                 Commencing with the fiscal quarter ending December 31, 2018, no later than ten Business Days after the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a) or Section 5.04(b) with respect to each fiscal quarter, if the Leverage Ratio as of the last day of the applicable quarter exceeds 5.00 to 1.00, the Borrowers shall prepay the Loans in an aggregate principal amount (if positive) equal to (i) 75% of Excess Cash Flow for the fiscal quarter then ended minus (ii) the aggregate amount of any optional prepayments of Loans made during such fiscal quarter; provided that the percentage of Excess Cash Flow for purposes of Section 2.10(a)(i) for any fiscal quarter with respect to which Excess Cash Flow is measured shall be reduced to (x) 50% if the Leverage Ratio as of the last day of such fiscal quarter is less than or equal to 5.00:1.00 but greater than 2.50 to 1.00 and (y) 0% if the Leverage Ratio as of the last day of such fiscal quarter is less than or equal to 2.50 to 1.00 (such prepayment being an “Excess Cash Flow Prepayment”).

(b)                                 No later than five Business Days following the receipt by the Borrowers of any Net Proceeds of any Disposition [***] (the Net Proceeds of any such Disposition, if any, not required to be repaid pursuant to this Section 2.10(b), the “Retained Asset Sale Proceeds”).

(c)                                  Prepayments of Loans made pursuant to this Section 2.10 shall be applied first, to scheduled installments of principal of the Facility occurring within the twenty-four (24) month period immediately following the date of the applicable prepayment and, second, pro rata based upon the respective then remaining principal amounts thereof.

Section 2.11                             Fees.

(a)                                 The Borrowers agree to pay to (i) the Administrative Agent, (A) for the account of the Administrative Agent, fees payable in the amounts and at the times separately agreed upon in writing between the Borrowers and the Administrative Agent (the “Agency Fee”) and (B) for the account of each applicable Lender, fees payable to such Lender in the amounts set forth in the Fee Letter, and (ii) the Collateral Agent, for the account of the Collateral Agent, fees payable in the amounts and at the times separately agreed upon in writing between the Borrowers and the Collateral Agent (the “Collateral Agency Fee”).

(b)                                 All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Collateral Agent, as applicable, for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.12                             Interest.

(a)                                 The Borrowers shall pay interest on the unpaid principal amount of each ABR Loan at the Alternate Base Rate plus the Applicable Margin.

(b)                                 The Borrowers shall pay interest on the unpaid principal amount of each Eurodollar Loan at the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrowers shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans in Section 2.12(a); provided that this Section 2.12(c) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)                                 Accrued interest on each Loan shall be payable by the Borrowers in arrears on each Interest Payment Date for such Loan, and upon the Term Maturity Date, the Incremental Maturity Date or the Extended Maturity Date, as applicable; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section 2.12, and (i) if based on the Alternate Base Rate, a year of 365 days or 366 days, as the case may be; or (ii) otherwise, on the basis of a year of 360 days.

Section 2.13                             Alternate Rate of Interest.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Payment Date with respect to any Eurodollar Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Eurodollar Rate”, the Administrative Agent shall on such date give notice to the Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Loans until such time as the Administrative Agent notifies the Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Borrowing Request or Interest Election Request given by the Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrowers.

Section 2.14                             Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, compulsory loan, special deposit, liquidity, FDIC insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate); or

(ii)                                  impose on any Lender or the London interbank market any Tax, costs, expenses or other condition affecting this Agreement or Loans made by such Lender (including a condition similar to the events described in clause (i) above in the form of a Tax, cost or expense) (except in each case for (A)  Indemnified Taxes or (B) Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrowers or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (except in each case for (A) Indemnified Taxes or (B) Excluded Taxes), then the Borrowers will pay to such Lender (for the account of such Lender), such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in connection therewith.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Lender or as a consequence of the Commitments to make any of the foregoing, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in connection therewith.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 As promptly as possible after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.14, such Lender shall notify the Borrowers thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16                             Taxes.

(a)                                 Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made free and clear of and without deduction for any Taxes, except to the extent such withholding or deduction is required by applicable law.  If the Borrowers, the Administrative Agent or any other Person acting on behalf of the Administrative Agent in regards to payments hereunder determines in its good faith discretion that it is required to deduct Indemnified Taxes from such payments by applicable law, then (i) the sum payable by the Borrowers shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent or Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) the Borrowers, the Administrative Agent or such other Person acting on behalf of the Administrative Agent shall make such deductions and (iii) the Borrowers, the Administrative Agent or such other Person acting on behalf of the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrowers shall pay any Other Taxes payable on account of any obligation of the Borrowers and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for such Other Taxes.

(c)                                  The Borrowers shall jointly and severally indemnify the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) without duplication of any amounts indemnified under Section 2.16(a)) imposed or assessed on (and whether or not paid directly by) the Administrative Agent or such Lender, as applicable, with respect to any payment by or on account of any obligation of the Borrowers under, or otherwise with respect to, any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any reasonable expenses arising therefrom or with respect thereto (other than expenses attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a certificate as to the amount of such payment, liability, imposition or assessment and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to the Borrowers by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error of the Lender or the Administrative Agent, as applicable.

(d)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3)  in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of one of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to one of the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)  to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made;

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g)                                  The Administrative Agent (and any assignee or successor) shall deliver to the Borrowers, on or prior to the execution and delivery of this Agreement, either (i) two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “qualified intermediary” or a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a United States person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments) or (ii) two duly completed copies of IRS Form W-9, whichever is applicable, with the effect that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(h)                                 If the Administrative Agent or any Lender determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or Lender in the event such Administrative Agent or Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

(i)                                     Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)                                    For purposes of this Section 2.16, the term “applicable law” includes FATCA.

Section 2.17                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except that payments pursuant to Section 2.11, Section 2.14, Section 2.15, Section 2.16 and Section 9.05 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan shall in each case be made in Dollars.  All payments of other amounts due hereunder or under any other Loan Document shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, interest, fees and other amounts then due from the Borrowers hereunder, such funds shall be applied first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and then due and payable pursuant to any of the Loan Documents, ratably among the Lenders in proportion to the respective amounts of such fees and expenses payable to them; third, to interest and fees then due and payable hereunder, ratably among the Lenders in proportion to the respective amounts of such interest and fees payable to them; and fourth, to the principal balance of the Loans, until the same shall have been paid in full, ratably among the Lenders in proportion to such Lender’s Percentage.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.17(c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers (as to which the provisions of this Section 2.17(c) shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment by the Borrowers is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or Section 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the

Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18                             Mitigation Obligations; Replacement of Lenders.

(a)                                 If (i) any Lender requests compensation under Section 2.14, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or (iii) any Lender is a Defaulting Agent/Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as applicable, in the future and (y) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.14, or (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x)  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (y) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.18 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Agent/Lender.

(c)                                  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders or each Lender affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans to one or more assignees reasonably acceptable to the Administrative Agent, provided that:  (i) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full in cash to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04 (it being understood that, unless otherwise agreed to by the parties, the replacement Lender or the

Borrowers shall be responsible for paying the processing and recordation fee described in Section 9.04(b)(vi)); provided that the assignment shall be effective regardless of whether the Non-Consenting Lender executes the applicable Assignment and Assumption.

Section 2.19                             Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to ABR Borrowings on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 2.20                             Extension of Maturity Date.

(a)                                 Notwithstanding anything to the contrary in the Loan Documents, the Borrowers may from time to time, pursuant to the provisions of this Section 2.20, without the consent of the Administrative Agent or the Required Lenders, agree with one or more Lenders to extend the Term Maturity Date or the Incremental Maturity Date, as applicable, then applicable to such Lender’s Loan, and otherwise modify the economic terms of any such Loans or any portion thereof (including, without limitation, by modifying the interest rate, premiums or fees payable and/or the amortization schedule in respect of such Loans or any portion thereof (each such extension, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrowers to all Lenders whose Loans have the same Term Maturity Date or Incremental Maturity Date, as applicable, that is proposed to be extended under this Section 2.20, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each such Lender holding such Loans) and on the same terms to each such Lender, which Extension Offer may be conditioned as determined by the Borrowers and set forth in such offer.  In connection with each Extension, the Borrowers will provide notification to Administrative Agent (for distribution to the applicable Lenders), no later than 30 days (or such shorter period as Administrative Agent may agree) prior to the maturity of the applicable Loans to be extended of the requested new maturity date for the proposed Extension Loans (each an “Extended Maturity Date”) and the due date for Lender responses.  The Borrowers and the Administrative Agent shall agree to such procedures, if any, as may be reasonably acceptable to the Administrative Agent and the Borrowers to accomplish the purposes of this Section 2.20.  In connection with any such Extension, each applicable Lender wishing to participate in such Extension shall, prior to the applicable due date therefor, provide the Administrative Agent with a written notice of its desire to so participate.  Any Lender that does not respond to an Extension Offer (referred to herein as a “Non-Extending Lender”) by the applicable due date shall be deemed to have rejected such Extension.

(b)                                 Each Extension shall be subject to the following:

(i)                                     no Event of Default shall have occurred and be continuing or would immediately result therefrom after giving effect to such Extension;

(ii)                                  except as to interest rates, fees, scheduled amortization, optional prepayment terms, premium, required prepayment dates, final maturity date (which shall, subject to clause (iii) below, be determined by the Borrowers and set forth in the relevant Extension Offer) and covenants and other provisions applicable to periods after the Final Maturity Date of any non-Extension Loans, the Extension Loans of any Lender extended pursuant to any Extension shall have terms that are no more favorable in any material respect, taken as a whole, than the applicable Loans prior to the related Extension Offer;

(iii)                               the final maturity date of the Extension Loans shall be later than the Final Maturity Date of the Loans that are not being so extended, and the Weighted Average Life to Maturity of the Extension Loans shall be no shorter than the Weighted Average Life to Maturity of the applicable Loans subject to an Extension Offer that are not so extended;

(iv)                              if the aggregate principal amount of Loans in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans offered to be extended by the Borrowers pursuant to the relevant Extension Offer, then such Loans shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v)                                 all documentation in respect of such Extension shall be consistent with the foregoing; and

(vi)                              any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(c)                                  The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount (to be determined in the Borrowers’ discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another lesser amount is agreed to by the Administrative Agent) of Loans be tendered. For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 will not apply to Extensions of Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.20, including to any payment of interest or fees in respect of any Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans not extended pursuant to such Extension Offer, in each case as is set forth in the relevant Extension Offer.

(d)                                 The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new tranches of Loans created pursuant to an Extension (including without limitation amending the definition of “Applicable Percentage” to effectuate the payment of different rates and fees to be made to those Lenders who have agreed to extend the maturity date of their Loans), in each case on terms consistent with this Section 2.20, and any such Extension Amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding on the Lenders.  For the avoidance of doubt, no Extension Amendment shall modify in any respect any Loans of a Lender without the written consent of such Lender.  All Extension Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Secured Obligations.

Section 2.21                             Increase in Commitments.

(a)                                 The Borrowers may, any time or from time to time after the later of (i) the Closing Date and (ii) the earlier of (A) sixty (60) days after the Closing Date and (B) the date upon which a Successful Syndication is achieved, by written notice to the Administrative Agent (an “Incremental Facility Request”) request the establishment of incremental or additional term loan facilities (each, an “Incremental Term Facility”, the commitments thereunder, the “Incremental Term Commitments” and the loans thereunder, the “Incremental Term Loans”).  Any such Incremental Term Facility may be implemented by increasing the amount of loans and commitments under the existing Facility or by adding a new facility to this Agreement.  Subject to the terms and conditions set forth in this Section 2.21, the Incremental Term Facilities shall be funded on the relevant Increased Amount Date; provided that no Incremental Term Facility shall be incurred on such date to the extent that the aggregate principal amount of such Incremental Term Facility when combined with the aggregate principal amount of all Incremental Term Facilities then outstanding exceeds $150,000,000.

(b)                                 Each such Incremental Facility Request shall specify the date (an “Increased Amount Date”) on which the Borrowers propose that the Incremental Term Commitments and the date the Incremental Term Loans shall be made available, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such lesser number of days as may be agreed to by the Administrative Agent in its sole discretion).  The Borrowers shall notify the Administrative Agent in writing of the identity of each Lender or other Person (each, an “Incremental Lender”) to whom the Incremental Term Commitments have been allocated, which allocation shall be made at the Borrowers’ sole discretion.  Any Lender approached to provide all or a portion of the Incremental Term Commitments may elect or decline, in its sole discretion, to provide an Incremental Term Commitment (it being understood that the Borrowers have no obligation to approach any Lender, and no Lender is committing to provide any Incremental Term Commitment until such time as such Lender agrees in writing to provide all or a portion of the Incremental Term Commitment).

(c)                                  As of any Increased Amount Date:

(i)                                     no Default or Event of Default shall exist and be continuing or would immediately result from the incurrence of such Incremental Term Facility;

(ii)                                  the incurrence of any such Incremental Term Facility shall be in compliance with all obligations under Regulation U;

(iii)                               to the extent that such Incremental Term Loans are not made as part of the Term Facility (in which case all terms thereof shall be identical to the terms of the Term Facility):

(A)                               the final maturity date under any Incremental Term Facility shall not be earlier than the Term Maturity Date;

(B)                               the amortization requirements for any Incremental Term Facility shall be determined by the Borrowers and the Incremental Lenders thereunder so long as the Weighted Average Life to Maturity applicable to any Incremental Term Facility shall be equal to or greater than the Weighted Average Life to Maturity of the Initial Term Loans outstanding under the Term Facility (without giving effect to any prepayments (other than amortization));

(C)                               the Incremental Term Facility shall not be (x) guaranteed by any Person who is not, or will not then be a Guarantor or (y) secured by any assets not constituting or which will not then constitute Collateral under the Loan Documents;

(iv)                              if the All-In Yield applicable to any Incremental Term Loans under any Incremental Term Facility shall be 0.50% per annum or more higher than the corresponding All-In Yield on the Term Facility as of the date of incurrence, then the All-In Yield applicable to the Term Facility shall be increased to cause the then applicable All-In Yield for the Term Facility to equal the All-In Yield then applicable to the Incremental Term Loans minus 0.50% per annum (this provision, the “MFN Protection”); and

(v)                                 the terms and provisions of the Incremental Term Commitments shall be as agreed between the Borrowers and the applicable Incremental Lenders providing such Incremental Term Commitments, subject to satisfying the requirements of this Section 2.21(c) and the terms of such Incremental Term Commitments shall be effected pursuant to an amendment to this Agreement (an “Incremental Amendment”) executed and delivered by the Borrowers, the Administrative Agent and one or more Incremental Lenders; provided that (x) such Incremental Term Loans may participate in any mandatory prepayment under Section 2.10 hereof on a pro rata basis (or on a basis less than pro rata), but not on a basis that is more favorable than pro rata and (y) with respect to terms not addressed by this Section 2.21(c), if such terms (other than pricing terms) of the Incremental Term Commitments are not, taken as a whole, substantially consistent with the terms of the Term Facility, such terms shall not be more restrictive, when taken as a whole, than the terms of the Term Facility (except for terms applying after the Term Maturity Date or Extended Maturity Date, as applicable).

(d)                                 On any Increased Amount Date on which any Incremental Term Commitment becomes effective or Incremental Term Loans are funded, subject to the foregoing terms and conditions, each Incremental Lender to the extent not already a Lender, shall become a Lender hereunder with respect to such Incremental Term Commitment or Incremental Term Loan; provided that any Person that becomes an Incremental Lender that is not already a Lender hereunder shall be reasonably satisfactory to the Administrative Agent and the Borrowers to the

extent consent would be required under Section 9.04(b) for an assignment of Loans to such Incremental Lender.

(e)                                  For purposes of this Agreement, any Incremental Term Loans shall be deemed to be Loans.  Each Incremental Amendment may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.21.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Parent and each Borrower represents and warrants to each of the Agents and the Lenders on the Closing Date and on the effective date of any Extension, except as expressly provided below, with respect to itself and each other Loan Party, that:

Section 3.01                             Organization; Powers.  Each Loan Party (a) is duly organized, and validly existing in the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is in good standing (to the extent that such concept is applicable in the relevant jurisdiction) and qualified to do business in each jurisdiction (including its jurisdiction of incorporation, organization or formation) where such qualification is required, except where the failure, individually or in the aggregate, to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow and otherwise obtain credit hereunder.

Section 3.02                             Authorization.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the Borrowings hereunder and the Transactions (a) have been duly authorized by all necessary corporate, stockholder, limited liability company or partnership action required to be obtained by such Loan Party and (b) will not (i) violate (A) any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party, (B) any law, statute, rule or regulation, or any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which such Loan Party is a party or by which such Loan Party or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(i)(B), clause (b)(i)(C) or clause (b)(ii) above could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii)  result in the creation or imposition of any Lien upon or with respect to any Collateral or any Property now owned or hereafter acquired by such Loan Party other than Liens pursuant to the Collateral Agreement.

Section 3.03                             Enforceability.  This Agreement has been duly executed and delivered by such Parent and such Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04                             Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (c) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.  For the avoidance of doubt this Section 3.04 in no way limits Section 3.08(e).

Section 3.05                             Financial Statements.  There has heretofore been furnished to the Lenders the unaudited balance sheet as of the Closing Date of the Borrowers and Parents on a combined basis, which balance sheet fairly presents the financial position of such Persons as of the dates thereof.

Section 3.06                             No Material Adverse Effect.  Since June 5, 2018, there has been no event or occurrence which has resulted in or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.07                             Title to Properties; Subsidiaries; Equity Interests.  This Section 3.07 pertains to all Property of the Loan Parties.

(a)                                 Such Loan Party has good and valid title, in all material respects, to all Property, subject solely to Liens permitted by Section 6.02.

(b)                                 Schedule 3.07(b) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Loan Party (excluding, for the avoidance of doubt, the Excluded Subsidiaries) and, as to each such Person, the percentage of each class of Equity Interests owned by such Loan Party, respectively, indicating the ownership thereof.  As of the Closing Date, there are no Subsidiary Guarantors.

(c)                                  All Equity Interests in each Borrower issued, owned, held or Controlled by the applicable Parent and all Equity Interests issued, owned, held or Controlled by each Borrower or any of the Subsidiary Guarantors are fully paid, and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of such Borrower or any of the Subsidiary Guarantors, except as set forth on Schedule 3.07(c).  The constitutional documents of the issuers of all Equity Interests constituting Collateral and required to be pledged pursuant to the Collateral Agreement do not restrict or inhibit any transfer of such Equity Interests (other than restrictions imposed by applicable law and rights of first offer or first refusal or similar restrictions or limitations as may be commonly included in such constitutional documents), including both (i) pursuant to a collateral transfer of such Equity Interest and (ii) a direct transfer of such Equity Interests (for example, pursuant to enforcement of the Collateral Agreement or similar agreement).

Section 3.08                             Litigation; Compliance with Laws; Relevant Regulatory Bodies; Lack of Impact on Lenders.

(a)                                 Except as set forth on Schedule 3.08, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of such Loan Party, threatened against or affecting, such Loan Party or any business, property or rights of any such Person (i)  that involve any Loan Document to which such Loan Party is a party or the Transactions or (ii) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)                                 There are no outstanding judgments against such Loan Party that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(c)                                  Neither such Loan Party nor any of its Subsidiaries nor, to such Loan Party’s knowledge, any Affiliate of the foregoing is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”).

(d)                                 Excluding Plans, which are separately addressed in Section 3.14, (i) such Loan Party has complied with all applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) such Loan Party is not in violation of (nor will the continued operation of such properties and assets as currently conducted violate) any applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(e)                                  Without in any way limiting Section 3.04, such Loan Party holds all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09                             Federal Reserve Regulations.

(a)                                 No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.10                             Investment Company Act.  No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11                             Material Non-Public Information.  As of the Closing Date, no Parent or Borrower is in possession of Material Non-Public Information with respect to any Target that could have a Material Adverse Effect on the market value of the ENLC/ENLK Units.

Section 3.12                             Tax Returns.  Except as set forth on Schedule 3.12, each Loan Party (i) has timely filed or caused to be timely filed all federal, state, and local Tax returns and reports required to have been filed by it and each such Tax return is complete and accurate in all material respects and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it and all other Taxes or assessments, except in each case referred to in clauses (i) or (ii) above, (A) if the failure to comply could not reasonably be expected to have a Material Adverse Effect or (B) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrowers or the applicable Parents, as applicable, have set aside on their books adequate reserves in accordance with GAAP.  Such Loan Party knows of no pending investigation of such Loan Party by any taxing authority or any pending but unassessed material Tax liability of such Loan Party (other than any Taxes incurred in the ordinary course of business).

Section 3.13                             No Material Misstatements.

(a)                                 As of the Closing Date, all written information other than the Projections, other forward looking information and information of a general economic or industry specific nature (the “Information”) that has been made available to the Agents, the Joint Lead Arrangers, the Co-Managers or any Lender by or on behalf of any Loan Party, when furnished and when taken as a whole, is complete and correct in all material respects and does not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, after giving effect to any supplement thereto theretofore provided.

(b)                                 (i) The Projections prepared by or on behalf of the Borrowers or any of their representatives and that have been made available to any Agent, Joint Lead Arranger, Co-Managers or any Lender in connection with this Agreement, the Transactions or the other transactions contemplated hereby (A) have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the Closing Date, and (B) as of the Closing Date, have not been modified in any material respect by the Borrowers.  (ii) Any other projections prepared by or on behalf of the Borrowers or any of their representatives and that will be made available to any Agent, Joint Lead Arranger, Co-Manager or any Lender in connection with this Agreement, the Transactions or the other transactions contemplated hereby shall be prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the date thereof, as of the date such projections were furnished to the Agents, Joint Lead Arrangers, Co-Managers or Lenders.  Without limiting this Section 3.13(b), the parties hereto agree and acknowledge that (x) the assumptions reflected in the Projections and projections described in this

Section 3.13(b) may or may not prove to be correct and (y) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers and their Affiliates, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material, and that no assurances can be given that any such Projections will be realized.

(c)                                  As of the Closing Date, the information included in the Beneficial Ownership Certification provided prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.14                             Employee Benefit Plans.  Except as could not reasonably be expected to have, in the aggregate, a Material Adverse Effect, (i) each Plan is in compliance with all applicable provisions of and has been administered in compliance with all applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), (ii) the value of the assets of each Plan of any Borrower or any Subsidiary Guarantors and the ERISA Affiliates equals or exceeds the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation date applicable thereto, and the value of the assets of all Plans equals or exceeds the present value of all benefit liabilities of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation dates applicable thereto and (iii) no ERISA Event has occurred or is reasonably expected to occur.

Section 3.15                             Insurance Matters.  Each Borrower and each Subsidiary Guarantor is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged.  Such Borrower and each Subsidiary Guarantor has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

Section 3.16                             Solvency.  As of the Closing Date, immediately after giving effect to the Transactions, and as of the effective date of any Extension, immediately after giving effect to such Extension:  (a) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrowers and their Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrowers and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrowers and their Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 3.17                             Existing Debt.  No Loan Party has (a) any outstanding Indebtedness for borrowed money other than the Loans under this Agreement and (b) other material liabilities which are not referred to or reflected or provided for in the financial statements referred to in Section 4.01(l).

Section 3.18                             Use of Proceeds.  Each Borrower will use the proceeds of the Initial Term Loans (a) to fund the Acquisition and the transactions related thereto, (b) to pay transaction costs and expenses incurred in connection therewith and with the Transactions and (c) for other general corporate purposes.

Section 3.19                             Perfection of Security Interests.  The Collateral Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral described in the Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Secured Obligations of the Borrowers.

Section 3.20                             Anti-Corruption Laws and Sanctions.

(a)                                 Neither the Borrowers nor any of their Subsidiaries nor, to the knowledge of the Borrowers and the other Loan Parties, any director, officer, employee, agent or controlled affiliate of the Borrowers or any of their Subsidiaries is currently the subject of any Sanctions, nor are the Borrowers or any of their Subsidiaries located, organized or resident in a Sanctioned Country.

(b)                                 No part of the proceeds of the Loans will be used by the Borrowers, directly, or to the knowledge of the Borrowers, indirectly (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) for the purpose of financing any activities or business of or with any Person, or in any country or territory, that, at the time of such financing, is the subject of any Sanctions.

Section 3.21                             No Default.  As of the Closing Date, no “Event of Default” has occurred and is continuing under each of the ENLC Credit Agreement or the ENLK Credit Agreement as a result of any Change of Control (in each case, as defined thereunder) resulting from the consummation of the Transactions.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01                             Closing Date. The obligation of each Lender to make its Loan on the Closing Date is subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.08):

(a)                                 The Administrative Agent shall have received Borrowing Request as required by Section 2.03.

(b)                                 (i) The Specified Acquisition Agreement Representations (including the “Subject Entities Material Adverse Effect” representations set forth in Section 4.8(a) and Section 5.8(a) of the Acquisition Agreement as in effect on June 5, 2018) shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects), but only to the extent that the Borrowers (or their Affiliates) have the right (taking into account any applicable cure provisions) to terminate their obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement and (ii) the Specified Representations shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects). In the case of any Specified Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such respective date or respective period, as the case may be.

(c)                                  The Administrative Agent (or its counsel) shall have received from each party to each of the following Loan Documents either (x) an original counterpart of such Loan Document signed on behalf of such party or (y) evidence satisfactory to the Administrative Agent (which may include a facsimile copy or PDF copy of each signed signature page) that such party has signed a counterpart of each of the following:

(i)                                     this Agreement,

(ii)                                  the Collateral Agreement, and

(iii)                               each promissory note requested pursuant to Section 2.07(e), if any.

(d)                                 The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders on the Closing Date, a favorable written opinion of Latham & Watkins LLP, counsel for the Loan Parties (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders, and (iii) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and the Borrowers hereby instruct such counsel to deliver such opinion.

(e)                                  The Administrative Agent shall have received in the case of the Borrowers and the Parents each of the following:

(i)                                     a copy (which shall be delivered as attachments to the certificates required in the following clause (ii)) of the certificate or articles of incorporation, limited partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each such Person, (A) in the case of any such Person that is an entity registered with the state of its formation, certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing of each such Person as of a recent date from such Secretary of State (or other similar official) or (B) in the case of each such Person that is not a registered business organization, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, as applicable, of such Person; and

(ii)                                  a certificate of the Secretary, Assistant Secretary or any Responsible Officer of the Parents and the Borrowers, in each case, dated the Closing Date and certifying:

(A)                               that attached thereto is a true, correct and complete copy of the limited partnership agreement (or by-laws, memorandum and articles of association, limited liability company agreement or other equivalent governing documents, as applicable) of such Person, together with any and all amendments thereto, as in effect on the Closing Date and at the time the resolutions described in clause (B) below were adopted,

(B)                               that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Person (or its managing general partner or managing member); that such resolutions authorize (x) the execution, delivery and performance of the Loan Documents to which such Person is a party and (y) in the case of the Borrowers, the Borrowings hereunder; that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)                               that attached thereto is a true, correct and complete copy of the certificate or articles of incorporation, limited partnership agreement or limited liability agreement of such Person, certified as required in clause (i) above, and that such governing document or documents have not been amended since the date of the last amendment attached thereto, and

(D)                               as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Person.

(f)                                   All actions necessary to establish that the Collateral Agent will have a perfected security interest in the Collateral under the Collateral Agreement shall have been taken (including, if applicable, delivery of Control Agreements with respect to any securities accounts in which the ENLC/ENLK Units are credited or the securities entitlements with respect thereto), in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date pursuant to the terms of the Collateral Agreement, and the Administrative Agent shall have received the results of a search of the UCC (or equivalent under other similar law) filings made with respect to the parties to the Collateral Agreement in their respective jurisdictions of organization and customary tax and judgment lien search results, and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(g)                                  Since June 5, 2018, there shall not have been any effect, event, change, occurrence, fact, circumstance or development (whether or not foreseeable or known as of the Closing Date (as defined in the Acquisition Agreement as in effect on June 5, 2018) or covered by insurance)

that, individually or in the aggregate, has had or would reasonably be expected to have a Subject Entities Material Adverse Effect (as defined in the Acquisition Agreement as in effect on June 5, 2018).

(h)                                 The Agents shall have received all fees payable thereto or to any Lender or to the Joint Lead Arrangers and Co-Managers on or prior to the Closing Date (including, without limitation, amounts payable pursuant to the Fee Letter) and, to the extent invoiced at least one (1) day before the Closing Date, all other amounts due and payable hereunder or under the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any Loan Document.

(i)                                     The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrowers as to the matters set forth in Section 4.01(b) and (g).

(j)                                    The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Borrowers.

(k)                                 The Administrative Agent, the Collateral Agent and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Parents and the Borrowers under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. PATRIOT Act, at least five Business Days in advance of the Closing Date to the extent that such documentation and information has been reasonably requested by the Administrative Agent and the Collateral Agent at least 10 days in advance of the Closing Date.

(l)                                     The Administrative Agent shall have received true and correct copies of a pro forma combined balance sheet (calculated at the most recent available balance sheet date) of the Parents and the Borrowers and a pro forma combined income statement of the Parents and the Borrowers for the 12-month period ended on the Closing Date, prepared as described in Section 5.04(a).

(m)                             The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the Borrowings under the Term Facility on the Closing Date.  The Acquisition Agreement entered into in connection with the Acquisition shall be acceptable to the Joint Lead Arrangers and Co-Managers (and the Acquisition Agreement dated as of June 5, 2018 shall be deemed so acceptable) and shall not have been amended or waived, and no waivers or consents shall have been given with respect thereto, in any material respect by the Parents or the Borrowers in a manner materially adverse to the Lenders or the Joint Lead Arrangers and Co-Managers without the written consent of the Joint Lead Arrangers and Co-Managers (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that the amendment or waiver of Section 4.8(a), Section 5.8(a), Section 8.2(a)(ii), Section 8.2(d) or Section 8.2(e) of the Acquisition Agreement shall be materially adverse to the Lenders and the Joint Lead Arrangers and Co-Managers).

(n)                                 The Acquisition Equity Contribution shall have been consummated, or shall be consummated substantially concurrently with the Borrowing hereunder on the Closing Date, and the amount of the Acquisition Equity Contribution shall be not less than 50% of the purchase price to fund the Acquisition.

(o)                                 The Administrative Agent shall have received (i) a certificate of a financial officer of each Borrower certifying that as of the Closing Date, the Asset Coverage Ratio is greater than 2.00 to 1.00 and (ii) such other information as necessary to complete a FR Form U-1.

(p)                                 To the extent the Borrowers qualify as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) Business Days prior to the Closing Date, each Lender that has requested in a written notice to the Borrowers at least 10 days prior to the Closing Date, shall have received a Beneficial Ownership Certification in the relation to the Borrowers (provided that, upon execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (p) shall be deemed satisfied).

(q)                                 The Acquisition Agreement Inside Date shall have occurred.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Parent and each Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other Obligations (other than contingent indemnification obligations) payable under any Loan Document shall have been paid in full in cash, such Parent or Borrower, as applicable, will, and will cause each other Loan Party to:

Section 5.01                             Existence, Maintenance of Licenses, Property.

(a)                                 Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence or form, except as otherwise expressly permitted under Section 6.05.

(b)                                 Do or cause to be done all things necessary to (i) in such Parent’s or such Borrower’s, as applicable, reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this Section 5.01(b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02                             Insurance.

(a)                                 Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance, of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b)                                 Cause the Collateral Agent to be named as “additional insured’s” and as “loss payee” (as applicable) on its property and casualty insurance policies covering Collateral, if applicable; and, to the extent the applicable insurer will agree based on the commercially reasonably efforts of such Borrower, cause each such policy to provide that it shall not be canceled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (or, to the extent 10 days’ written notice in the event of nonpayment of premiums).

Section 5.03                             Taxes.  Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent that (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and such Borrower shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or (b) the failure to pay or discharge or otherwise satisfy such obligation would not reasonably be expected to have a Material Adverse Effect.

Section 5.04                             Financial Statements, Reports, Copies of Contracts, Etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)                                 within one hundred twenty (120) days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2018), a balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrowers and their Subsidiary Guarantors on a combined basis as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of the Facility or (y) any actual or prospective breach of Section 6.10(a)), to the effect that such combined financial statements fairly present, in all material respects, the financial position and results of operations of the Borrowers on a combined basis in accordance with GAAP;

(b)                                 within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited combined balance sheet and related statements of operations and cash flows showing the financial position of the Borrowers and their Subsidiary Guarantors as of the close of such fiscal quarter and the combined results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, all certified by a Financial Officer, on behalf of the Borrowers, as fairly presenting, in all material respects, the financial position and results of operations of the Borrowers on a combined basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c)                                  concurrently with any delivery of financial statements under Section 5.04(a) or (b), a certificate of a Responsible Officer of the Borrowers (i) certifying (in the case of Section 5.04(b)) that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) setting forth a computation of the Debt Service Coverage Ratio in detail reasonably satisfactory to the Administrative Agent;

(d)                                 promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Loan Parties, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(e)                                  promptly upon request by the Administrative Agent, copies of: (i) each Schedule SB (Single-Employer Defined Benefit Plan Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request; provided that the foregoing shall only apply with respect to Plans with respect to which any Borrower or any Subsidiary Guarantor could reasonably be expected to incur any actual obligation to pay money;

(f)                                   promptly, and in any event within five Business Days of such Borrower obtaining knowledge thereof, any change in the public rating of the Initial Term Loans; and

(g)                                  to the extent that no public investor calls are held by ENLC or ENLK in connection with an applicable fiscal quarter, at the request of the Administrative Agent or the Required Lenders, and upon reasonable prior notice, a telephonic conference call per fiscal quarter with the Lenders within thirty (30) days after the delivery of the financial statements required to be delivered pursuant to Section 5.04(a) and Section 5.04(b), during which the financial condition of the Borrowers and their Subsidiaries shall be discussed.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of the Borrowers and their Subsidiary Guarantors by furnishing (A) the applicable financial statements of the direct or indirect parent of the Borrowers or (B) the Borrowers’ (or any direct or indirect parent thereof), as applicable, Form 10-Ks or 10-Qs, as applicable, filed with the SEC, provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrowers, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrowers (or such parent), on the one hand, and the information relating to the Borrowers and the Subsidiaries on a stand-alone basis, on the other hand, (ii) such information is accompanied by information that merges and combines such information to present the Borrowers’ and Subsidiary Guarantors’ financial position and results of operations on a combined basis in accordance with GAAP and (iii) to the extent such information is in lieu of information required to be provided under Section 5.04(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinions shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 5.04(a), shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of the Facility or (y) any actual or prospective breach of Section 6.10(a).

Section 5.05                             Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) written notice of the following promptly after any Responsible Officer of such Parent or Borrower, as applicable, obtains actual knowledge thereof:

(a)                                 any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, or any material development in any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party, with respect to which there is a reasonable probability of adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any other development specific to such Loan Party that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)                                 the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06                             Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, whether now in effect or hereafter enacted, except, other than with respect to Anti-Corruption Laws and applicable Sanctions, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to laws related to Taxes, which are the subject of Section 5.03.  Each Parent, each Borrower and any Subsidiary Guarantors will maintain in effect and policies and procedures reasonably designed to promote compliance by such Parent, such Borrower, such Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 5.07                             Maintaining Records; Access to Properties and Inspections.

(a)                                 Maintain all financial records in accordance with GAAP and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender, to visit and inspect the financial records and the properties of such Loan Party at reasonable times, upon reasonable prior notice to such Loan Party, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender, upon reasonable prior notice to such Loan Party to discuss the affairs, finances and condition of such Loan Party with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that, during any calendar year absent the occurrence and continuation of an Event of Default, only one visit by the Administrative Agent shall be at the Borrowers’ expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrowers.

Section 5.08                             Use of Proceeds.  Use the proceeds of the Loans (a) to fund the Acquisition and the transactions related thereto, (b) to pay transaction costs and expenses incurred in connection therewith and with the Transactions and (c) for other general corporate purposes.  If reasonably requested by the Administrative Agent, such Borrower will furnish to the Administrative Agent (for distribution to the Lenders) a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America or any successor, as the case may be.

Section 5.09                             Additional Guarantors.                Upon the formation or acquisition of any new direct or indirect wholly-owned domestic Subsidiary of the Borrowers (in each case, other than an Excluded Subsidiary) by any Borrower in accordance with Section 6.09(c), within sixty (60) days after such formation or acquisition or such longer period as the Administrative Agent may agree in writing in its sole discretion:

(a)                                 cause each such Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to the Collateral Agreement and other security agreements and documents, as reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent (consistent with the Collateral Agreement and other security agreements delivered on the Closing Date), in each case granting Liens under the Collateral Agreement, together with, if reasonably requested by the Administrative Agent, customary legal opinions in respect of the foregoing, each in form and substance reasonably satisfactory to the Administrative Agent;

(b)                                 cause each such Subsidiary to deliver any and all certificates representing Equity Interests (to the extent certificated) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, as applicable; and

(c)                                  take and cause such Subsidiary to take whatever action (including, without limitation, (i) the filing of UCC financing statements, (ii) the delivery of stock and membership interest certificates and (iii) the delivery of executed Control Agreements) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral Agreement.

Section 5.10                             Further Assurances.

(a)                                 Execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens), that are necessary, or that otherwise may be reasonably requested by the Administrative Agent, in order to perfect and maintain the validity, effectiveness and priority of any of the Liens to the extent required by the Collateral Agreement (including, for the avoidance of doubt, with respect to any ENLC/ENLK Units in connection with a Permitted EnLink Consolidation Event) in accordance with all applicable laws, all at the expense of the Borrowers.

(b)                                 In the case of any Loan Party, furnish to the Collateral Agent (i) prompt written notice of any change in such Loan Party’s corporate or organization name or organizational identification number or other change that may have an effect on the “know your customer” or U.S.A. PATRIOT Act disclosures delivered in connection with this Agreement or any other Loan Document; (ii) promptly upon request by any Agent or any Lender, such additional information as is reasonably requested by such Agent or such Lender for purposes of compliance with applicable anti-money laundering rules and regulations, including the Beneficial Ownership Regulation; and (iii) prior written notice of any change in such Loan Party’s identity or organizational form; provided that such Loan Party shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties.

(c)                                  Notwithstanding anything to the contrary in any Loan Document, no action (including any requirement to furnish, execute, deliver, file or register any document or instrument) shall be required with respect to any assets (including Equity Interests) to the extent and for so long as doing so would violate Section 9.21.

Section 5.11                             Fiscal Year.  Cause its fiscal year to end on December 31.

Section 5.12                             Maintenance of Debt Service Reserve Account.

(a)                                 (i) Establish on the Closing Date, and thereafter maintain, the Debt Service Reserve Account, (ii) fund on the Closing Date, and thereafter maintain funded, the Debt Service Reserve Account in an amount equal to the Required Debt Service Reserve Amount with cash, Permitted Investments and/or DSR Letters of Credit, (iii) use funds deposited in, Permitted Investments credited to, or DSR Letters of Credit credited to, the Debt Service Reserve Account for Permitted Debt Service Reserve Account Uses and (iv) to the extent that the Borrowers incur any Incremental Term Facilities secured by the Collateral on a pari passu basis with the Facility, increase the Debt Service Reserve Account Balance by an amount equal to the Required Debt Service Reserve Amount in respect of such incurrence (but only such incurrence); provided, however, that, notwithstanding the foregoing, (A) no Event of Default shall occur or be continuing as a result of the Debt Service Reserve Account Balance being less than the Required Debt Service Reserve Amount as a result of a Permitted Debt Service Reserve Account Use, as of any date, (B) the face amount of any DSR Letter of Credit may be reduced at any time so that the Debt Service Reserve Account Balance does not exceed Required Debt Service Reserve Amount, (C) the Borrowers may substitute any existing DSR Letter of Credit with one or more DSR Letters of Credit with an aggregate equivalent face value, (D) upon any Event of Default pursuant to Section 7.01(b) or 7.01(c), the Collateral Agent may (at the direction of the Administrative Agent) direct the

Borrowers to monetize Permitted Investments credited to the Debt Service Reserve Account and withdraw funds deposited in the Debt Service Reserve Account to cure any such Event of Default (and, if such funds are insufficient to cure such Event of Default, draw on any DSR Letter of Credit to cure such Event of Default) and, to the extent such funds and the proceeds of such draw are sufficient to cover the amount of the payment deficiency giving rise to such Event of Default, no Default or Event of Default shall be deemed to have occurred with respect thereto) and (E) if, as of any date, the Debt Service Reserve Account Balance is less than the Required Debt Service Reserve Amount as of such date, the Borrowers shall be required to replenish the Debt Service Reserve Account in an amount equal to any such shortfall with Cash Flow Available for Restricted Payments.

(b)                                 The Borrowers may replace any DSR Letter of Credit credited to the Debt Service Reserve Account with cash or Permitted Investments deposited into, or on the account of, the Debt Service Reserve Account (an “Additional DSR Contribution”) so long as the Debt Service Reserve Account is maintained in an amount equal to or greater than the Required Debt Service Reserve Amount both before and immediately after giving effect to such Additional DSR Contribution.  In connection with any such replacement, the Borrowers shall be entitled to deliver to the Collateral Agent and the Administrative Agent, and the Collateral Agent (at the direction of the Administrative Agent) shall thereafter sign or countersign, as applicable, and deliver to the issuer of the DSR Letter of Credit selected by the Borrowers, a reduction certificate in the form attached to such DSR Letter of Credit or otherwise in a form reasonably satisfactory to such issuer(s) in the amount of such Additional DSR Contribution, and the face amount of such DSR Letter of Credit shall be reduced as provided in such certificate.

Section 5.13                             Control Agreements.  Cause any Deposit Account, Commodity Account or Securities Account established, held or maintained by any Loan Party (including, for the avoidance of doubt, the Debt Service Reserve Account) to be subject to a Control Agreement on the Closing Date and at all times thereafter.

Section 5.14                             Maintenance of Ratings.  In respect of the Borrowers, after the obtainment of the applicable ratings, use commercially reasonable efforts to (a) cause the Loans to be continuously rated (but not any specific rating) by each of S&P and Moody’s and (b) maintain a public corporate credit rating (but not any specific rating) and a public corporate family rating (but not any specific rating) from each of S&P and Moody’s.

ARTICLE VI
NEGATIVE COVENANTS

Each Parent and each Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other Obligations (other than contingent indemnification obligations) payable under any Loan Document have been paid in full in cash, such Parent or Borrower, as applicable, will not, and will not permit any other Loan Party (and, solely in the case of Section 6.01, the Manager) to:

Section 6.01                             Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness of the Loan Parties existing on the Closing Date and set forth on Schedule 6.01;

(b)                                 Indebtedness of the Borrowers hereunder and under the other Loan Documents, including any Incremental Term Facility;

(c)                                  Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees, letters of credit and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(d)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(e)                                  Guarantees by any Guarantor of Indebtedness otherwise permitted under this Section 6.01; provided that such Guarantor also guarantees the Obligations;

(f)                                   Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g)                                  Indebtedness in respect of any DSR Letter of Credit;

(h)                                 other unsecured Indebtedness of the Borrowers not otherwise permitted by this Section 6.01 and any Permitted Refinancing Indebtedness of such Indebtedness, in an aggregate principal amount at any time outstanding not to exceed $25,000,000; and

(i)                                     all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing Section 6.01(a) through Section 6.01(h).

Section 6.02                             Liens.  Create, incur, assume or permit to exist any Lien on any Property (including stock or other securities of any Person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a)                                 Liens on Property existing on the Closing Date and set forth on Schedule 6.02; provided that such Liens shall secure only those obligations that they secure on the Closing Date and shall not subsequently apply to any other Property of the Loan Parties;

(b)                                 any Lien created under the Loan Documents (or otherwise securing the Secured Obligations), including in connection with any Incremental Term Facility;

(c)                                  Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(d)                                 Liens imposed by law by appropriate proceedings and in respect of which, if applicable, such Borrower shall have set aside on its books adequate reserves in accordance with GAAP;

(e)                                  (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party;

(f)                                   Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(g)                                  Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or securities intermediaries not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Loan Party;

(h)                                 Liens arising solely by virtue of any statutory or common law provision relating to security intermediaries’ or banker’s liens, rights of set-off or similar rights;

(i)                                     Liens securing Indebtedness permitted by Section 6.01(e);

(j)                                    Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement not prohibited hereunder; and

(k)                                 Liens not otherwise permitted under this Section 6.02 securing obligations in an aggregate amount not to exceed $10,000,000.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral that are prior and superior in right to Liens in favor of the Collateral Agent other than Liens that have priority by operation of law.

Section 6.03                             Sale and Lease-back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.04                             Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person immediately prior to such merger) any

Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Loan Parties) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (each, an “Investment”), in any other Person, except:

(a)                                 Investments in (i) ENLC/ENLK Units, (ii) Investments by any Loan Party in another Loan Party and (iii) Investments by any Loan Party in the Manager;

(b)                                 Permitted Investments and Investments that were Permitted Investments when made;

(c)                                  Swap Agreements permitted under Section 6.11;

(d)                                 Investments existing on the Closing Date and set forth on Schedule 6.04;

(e)                                  Investments resulting from pledges and deposits referred to in Section 6.02(e);

(f)                                   if (i) no Default or Event of Default has occurred and is continuing at the time of such Investment or would immediately result therefrom and (ii) the Borrowers have made all Excess Cash Flow Prepayment required pursuant to Section 2.10(b), additional Investments in an aggregate amount (valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof) not to exceed the greater of (A) $35,000,000 and (B) 1.0% of Total Assets measured as of the most recent fiscal quarter for which financial statements are then available;

(g)                                  Guarantees of obligations that do not constitute Indebtedness entered into by any Loan Party in the ordinary course of business; and

(h)                                 Investments in the form of (i) loans evidenced by a promissory note or similar instrument, (ii) Equity Interests in any Loan Party, (iii) “equity kickers” or similar instruments and (iv) other financial instruments, in each case arising out of the receipt of non-cash consideration permitted under Section 6.05(c); provided that, no such Investment permitted by this Section 6.04(h) may result in an incurrence of liabilities or ownership of operating assets or Equity Interests of any Person other than a Loan Party.

Section 6.05                             Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests in any Person, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or, except as permitted by Section 5.01(a), liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that this Section 6.05 shall not prohibit:

(a)                                 the sale of Permitted Investments in the ordinary course of business;

(b)                                 (i) subject to Section 6.09(c), a Permitted EnLink Consolidation Event, (ii) the merger or consolidation of any Subsidiary Guarantor with any other Subsidiary Guarantor and (iii) the merger or consolidation of any Borrower and any Subsidiary Guarantor so long as such Borrower is the surviving Person; and

(c)                                  [***];

(d)                                 (i) Dispositions of assets constituting Investments permitted by Sections 6.04(c), (d), (e), (f), (g), and (h), (ii) Liens permitted by Section 6.02 and (iii) dividends, distributions and other payments permitted by Section 6.06; and

(e)                                  sales, transfers or dispositions of Equity Interests of the Manager to any Borrower and/or any Subsidiary Guarantor.

Notwithstanding anything to the contrary contained in Section 6.05 or otherwise in this Agreement, (i) [***], (ii) no Dispositions of Equity Interests of the Manager shall be permitted except as contemplated by Section 6.05(e), (iii) no Loan Party shall permit the Manager to merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with the Manager, where the Manager is not the surviving Person, unless substantially concurrently with the consummation of such transaction, the Equity Interests of such surviving Person constitute Pledged Collateral and (iv) nothing herein shall restrict the ability of any Borrower and any Subsidiary Guarantors (A) to issue Equity Interests if such Subsidiary Guarantor, such Borrower or its Parent, as applicable, is in compliance with any applicable requirements of the Collateral Agreement relating to the pledge of Pledged Collateral or (B) merge with a wholly-owned subsidiary or reincorporate in another jurisdiction for purposes of moving its state of formation; provided that in no event shall any Loan Party be incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia; provided, further, that such Borrower shall be the surviving Person in any such merger involving such Borrower.

Section 6.06                             Dividends and Distributions.  Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than (x) dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions and (y) distributions (by reduction of capital or otherwise) with the proceeds of the Loans) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Interests or set aside any amount for any such purpose (each, a “Restricted Payment”); provided that:

(a)                                 if no Default or Event of Default then exists or would immediately result therefrom, then such Borrower may declare and pay dividends or make other distributions from the proceeds of any substantially concurrent issuance or sale of Equity Interests permitted to be made under this Agreement other than a Specified Equity Contribution;

(b)                                 such Borrower may make Restricted Payments to its Parent or any direct or indirect parent of such Parent:

(i)                                     to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties and other G&A Expenses), in each case which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of such Borrower and the Subsidiary Guarantors and, transaction expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such Parent attributable to the ownership or operations of such Borrower and the Subsidiary Guarantors, in an aggregate amount not to exceed $10,000,000;

(ii)                                  with respect to each taxable year ending after the Closing Date for which such Borrower is treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to such Borrower’s direct or indirect equity owners in an aggregate amount equal to the product of (x) the amount of taxable income allocated to the direct or indirect equity owners of such Borrower for such taxable year, reduced by any cumulative taxable losses allocated to such equity owners for any prior taxable year to the extent such cumulative taxable loss would have been deductible by such equity owners against such taxable income if such loss had been incurred in the taxable year in question (assuming that such equity owners have no items of income, gain, loss, deduction or credit other than through such Borrower and its Subsidiaries) and has not previously been taken into account in determining Permitted Tax Distributions and (y) the highest maximum combined marginal U.S. federal,  state and local income tax rate applicable to an individual or corporation that is resident in New York City (whichever is higher) for such taxable year (taking into account the character of the taxable income in question); provided that any distributions under this clause (a) with respect to any such taxable year may be made in installments during the course of the taxable year using reasonable estimates of the anticipated aggregate amount of distributions for such taxable year, with (i) any excess of aggregate installments with respect to any such taxable year over the actual amount of distributions permitted for such taxable year reducing any distributions under this clause (a) with respect to the immediately subsequent taxable year (and, to the extent such excess is not fully absorbed in the immediately subsequent taxable year, the following year(s)) and (ii) any excess of the actual amounts of distributions permitted for such taxable year over the aggregate installments with respect to any such taxable year increasing any distributions under this clause (a) with respect to the immediately subsequent taxable year (and, to the extent such excess is not fully absorbed in the immediately subsequent taxable year, the following years)) (any such Restricted Payment permitted under this clause (a), a

“Permitted Tax Distribution”); provided, further, that the aggregate amount of Permitted Tax Distributions of the Borrowers shall not exceed $10,000,000 per fiscal year;

(c)                                  such Borrower may distribute cash to its Parent or any direct or indirect parent of such Parent in an amount equal to Cash Flow Available for Restricted Payments so long as (i) no Default or Event of Default then exists and is continuing or would immediately result therefrom after giving effect thereto, (ii) the Debt Service Reserve Account is funded in an amount not less than the then-applicable Required Debt Service Reserve Amount and (iii) the Borrowers have made all Excess Cash Flow Prepayments required pursuant to Section 2.10(a);

(d)                                 such Borrower or any Subsidiary Guarantor may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any acquisition permitted under Section 6.04;

(e)                                  any Subsidiary Guarantor may make Restricted Payments to another Subsidiary Guarantor or any Borrower; and

(f)                                   such Borrower may make Restricted Payments of any non-cash consideration received pursuant to Section 6.05(c) to its Parent or any direct or indirect parent of such Parent.

Section 6.07                             Transactions with Affiliates.

(a)                                 Sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transaction (or series of related transactions) with, any of its Affiliates, unless such transaction is (or, if a series of related transactions, such transactions, taken as a whole, are) upon terms that are no less favorable (after taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable to the Loan Parties) to the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.

(b)                                 The foregoing Section 6.07(a) shall not prohibit:

(i)                                     (A) the Transactions, (B) transactions between any Borrower and its General Partner or between any Parent and the General Partner and (C) transactions between or among any Loan Party and one or more other Loan Parties;

(ii)                                  transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment would not have a Material Adverse Effect or be materially adverse to the interests of the Lenders;

(iii)                               transactions otherwise permitted under Section 6.06 and Section 6.04(g);

(iv)                              any purchase by any Parent of Equity Interests of the Borrower owned by it, so long as such Parent is in compliance with any applicable requirements of the Collateral Agreement in respect of such Equity Interests;

(v)                                 any transaction in respect of which the Borrowers deliver to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Borrowers from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrowers qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrowers than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(vi)                              if such transaction is with a Person in its capacity as a holder of Indebtedness of the Borrowers where such Person is treated no more favorably than the other holders of Indebtedness of the Borrowers in a comparable arm’s-length transaction; and

(vii)                           transactions in connection with a Permitted EnLink Consolidation Event.

Section 6.08                             Business of the Loan Parties.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Loan Party shall conduct, transact or otherwise engage in any business or operations, other than in respect of its ownership in the ENLC/ENLK Units or Equity Interests in the Manager and activities incidental thereto; provided that, for the avoidance of doubt, the following (and activities incidental thereto) shall be permitted: (i) its direct or indirect ownership of the ENLC/ENLK Units or Equity Interests in the Manager (excluding any additional Units or Equity Interests), such Borrower and any other Guarantor, as applicable, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries), (iii) the entering into, and performance of its obligations with respect to, the Loan Documents and any other permitted Indebtedness hereunder, and the consummation of the Transactions, (iv) any public offering of its common stock or any other issuance or sale of ENLC/ENLK Units (including, for the avoidance of doubt, performing activities in preparation for and consummating any such offering, issuance or sale, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Equity Interests), (v) financing activities permitted hereunder, including the issuance of securities and incurrence of debt, payment of Restricted Payments permitted hereunder (including Permitted Tax Distributions), making Investments to the capital of such Borrower or Guarantor and its Subsidiaries permitted hereunder, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parents and the Borrowers, including compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (vii) holding any Permitted Investments, (viii) holding any other Property received by it as a distribution from any of its Subsidiaries and making further distributions with such property, (ix) providing indemnification to officers, managers and directors, (x) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law, (xi) filing tax reports and paying taxes and other customary obligations related thereto in the ordinary course (and contesting any taxes), (xii) entering into and performance of obligations with respect to contracts and other arrangements in connection with the activities contemplated by this Section 6.08, (xiii) the preparation of reports to Governmental Authorities and to its shareholders, (xiv) the performance of obligations under and compliance with its organizational documents, any demands or requests from or requirements of a Governmental Authority or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries; (xv) actions reasonably required in connection with a Permitted EnLink Consolidation Event; and (xvi) any activities incidental to the foregoing or customary for passive special purposes holding companies of this type.

Section 6.09                             Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; Etc.

(a)                                 With respect to the Borrowers and the Parents only, amend or modify or grant any waiver or release under or terminate in any manner its Governing Agreement if such amendment, modification, waiver, release or termination could reasonably be expected to be adverse in any material respect to the interests of the Lenders or affect the assignability of any Equity Interests in any Borrower or any Parent in a manner that would materially impair the rights, remedies or benefits of the Secured Parties under the Collateral Agreement (including in such agreement as Collateral).

(b)                                 Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrowers by any Subsidiary Guarantor or (ii) the granting of Liens by the Loan Parties pursuant to the Collateral Agreement, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)                               restrictions imposed by applicable law;

(B)                               contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(C)                               customary provisions restricting assignment of any agreement entered into in the ordinary course of business; or

(D)                               customary restrictions and conditions contained in any agreement relating to the sale or other Disposition of any asset (including Equity Interests) permitted under Section 6.05 pending the consummation of such sale or other Disposition.

(c)                                  Organize any new Subsidiary other than direct or indirect wholly-owned domestic Subsidiaries of any Borrower that are organized solely in connection with a Permitted EnLink Consolidation Event so long as (i) any such new Subsidiaries become Guarantors substantially concurrently with the Permitted EnLink Consolidation Event and otherwise in accordance with Section 5.09 and (ii) the Collateral Agent shall at all times maintain a fully perfected first-priority Lien on, and security interest in, all right, title and interest in the Pledged Collateral, subject only to Liens permitted by Section 6.02.

Section 6.10                             Debt Service Coverage Ratio.

(a)                                 Commencing with the fiscal quarter ending December 31, 2018, permit the Debt Service Coverage Ratio for the Test Period ending as of the end of such fiscal quarter to be less than 1.10:1.00.

(b)                                 If the Borrowers fail (or prior to the delivery of a compliance certificate under Section 5.04(c), the Borrowers believe they will fail) to comply with this Section 6.10, then the Borrowers shall have the right to cure (or avoid, as applicable) such failure with the cash proceeds of a Specified Equity Contribution, and upon receipt by the Borrowers of such cash proceeds, Consolidated EBITDA and resulting Debt Service Coverage Ratio shall be recalculated giving effect to such Specified Equity Contribution as additional Consolidated EBITDA generated in the fiscal quarter then ending.  If, after giving effect to the Specified Equity Contribution, the Borrowers shall then be in compliance with the Debt Service Coverage Ratio required pursuant to Section 6.10(a), the Borrowers shall be deemed to have satisfied such Debt Service Coverage Ratio as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such covenant that had occurred shall be deemed cured for purposes of this Agreement.  During the period (x) beginning upon receipt by the Administrative Agent of written notice from the Borrowers on or prior to the Anticipated Cure Deadline of their intent to effectuate a Specified Equity Contribution in respect of such fiscal quarter and (y) ending on the day that is 15 Business Days after the day on which financial statements are required to be delivered pursuant to Section 5.04(a) or (b), as applicable, for such fiscal quarter, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Agents nor any other Secured Party shall have any right to accelerate any Loans or other Secured Obligations held by them or to exercise any other rights or remedies available under the Loan Documents or under any Secured Swap Agreement or under applicable law against the Collateral (including, without limitation, any right to foreclose on or take possession of Collateral) solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.01(d) due to failure by the Borrowers to comply with the Debt Service Coverage Ratio required pursuant to Section 6.10(a), unless such failure is not cured pursuant to the Specified Equity Contribution on or prior to the Anticipated Cure Deadline.

Section 6.11                             Swap Agreements.  Enter into any Swap Agreement, other than Swap Agreements entered with a Secured Swap Agreement Counterparty or an Approved Counterparty (as of the date of execution of such Swap Agreement) into in the ordinary course of business to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Borrower or any Subsidiary Guarantor, which are entered into for bona fide risk mitigation or asset management purposes and that are not speculative in nature.

Section 6.12                             Limitation on Changes in Fiscal Periods.  Permit the fiscal year of any Loan Party to end on a day other than December 31 or change such Loan Party’s method of determining fiscal quarters.

Section 6.13                             Changes in Business.  Engage in any material lines of business which are substantially different, taken as a whole, from those lines of business conducted by, or proposed to be conducted by, the Loan Parties, taken as a whole, on the Closing Date, and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing. For the avoidance of doubt, on the Closing Date, the Loan Parties are special purpose entities which do not, and will not, conduct, transact or otherwise engage in any business or operations, other than in respect of their ownership in the ENLC/ENLK Units or Equity Interests in the Manager and other activities incidental thereto not prohibited by Section 6.08.

ARTICLE VII
EVENTS OF DEFAULT

Section 7.01                             Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)                                 any representation or warranty made or deemed made by any Loan Party in any Loan Document to which such Person is a party, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by such Loan Party and thirty (30) days have elapsed from the date a Responsible Officer of any Loan Party obtains knowledge thereof so long as the fact, event or circumstance resulting in such incorrect representation or warranty is capable of being cured, corrected or otherwise remedied prior to the expiration of such period and such fact, event or circumstance would not reasonably be expected to result in a Material Adverse Effect;

(b)                                 default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in Section 7.01(b)) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)                                 default shall be made in the due observance or performance by the Borrowers of any covenant, condition or agreement contained in Section 5.01(a), Section 5.05(a) or in Article VI;

(e)                                  default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement of such Person contained in any Loan Document to which such Person is a party (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or Lender holding 25% of the aggregate principal amount of the Loans at such time to the Borrowers;

(f)                                   (i) any event or condition occurs that results in any Material Indebtedness becoming due, or causes the prepayment, repurchase, redemption or defeasance of any Material Indebtedness, in each case, prior to its scheduled maturity, (ii) without limiting the foregoing clause (i), any of the Parents, the Borrowers or the Targets shall fail to pay any principal of any Material Indebtedness at the stated final maturity thereof or (iii) without limiting the foregoing clause (i) and (ii), any of the Parents, the Borrowers or the Targets shall default in the observance or performance of any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, and, in each case, continues beyond the applicable grace period with respect thereto, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its scheduled maturity; provided that this Section 7.01(f) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (B) any event requiring a prepayment or offer to purchase in connection with a customary asset sale, casualty or condemnation event or excess cash flow sweep in accordance with the terms of such Indebtedness;

(g)                                  there shall have occurred a Change in Control;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Parent, any Borrower or any Target, or of a substantial part of the Property of any Parent, any Borrower or any Target under the U.S. Bankruptcy Code, as now constituted or hereafter amended or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Parent, any Borrower or any Target or for a substantial part of the Property of any Parent, any Borrower or any Target or (iii) the winding-up or liquidation of any Parent, any Borrower or any Target (except, in the case permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Parent, any Borrower or any Target shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 7.01(h), (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Parent, any Borrower or any Target or for a substantial part of the Property of any Parent, any Borrower or any Target, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)                                    the failure by any Loan Party to pay one or more final judgments aggregating in excess of $50,000,000 (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage or bonded), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of such Loan Party to enforce any such judgment;

(k)                                 one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     (i) any Loan Document ceases to be, or shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by the Collateral Agreement and to extend to the Collateral intended to be encumbered thereby (other than with respect to an immaterial portion of the Collateral) shall cease to be in full force and effect, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the Collateral Agreement) in the securities, assets or properties covered thereby, except to the extent that (A) any such loss of perfection or priority results from the failure of any Secured Party to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file UCC continuation statements or (B) any such loss of validity, perfection or priority is the result of any failure by any Secured Party to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) other than in accordance with the terms of the Loan Documents, the Guarantee of the Guarantors pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(m)                             default shall be made in the observance or performance by the Borrowers of any obligation, condition or agreement contained in the Fee Letter (other than those specified in Section 7.01(c)), then, and in every such event (other than an event with respect to the Parents, the Borrowers or the Targets described in Section 7.01(h) or Section 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times:  declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Parents, the Borrowers or the Targets described in Section 7.01(h) or Section 7.01(i), the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding. No amounts received from any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.

ARTICLE VIII
THE AGENTS

Section 8.01                             Appointment and Authority.

(a)                                 Each of the Lenders hereby irrevocably appoints Goldman Sachs Lending Partners LLC, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)                                 Wilmington Trust, National Association, shall act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities, as a potential Secured Swap Agreement Counterparty) hereby irrevocably appoints and authorizes Wilmington Trust, National Association, to act as its agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 or Section 8.13 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Agreement, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.12) and Article IX as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents.

(c)                                  Except as provided in Section 8.06, the provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Collateral Agent, any co-agents, sub-agents, attorneys-in-fact or other appointees thereof and the Lenders, and the Loan Parties shall not have any rights as a third party beneficiary of any of such provisions.

Section 8.02                             Rights as a Lender.  Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03                             Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent:

(a)                                 shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Loan Documents except as expressly set forth herein or therein;

(b)                                 shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or, in the case of the Collateral Agent, as directed in writing by the Administrative Agent; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c)                                  shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d)                                 shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.01 and Section 9.08) or, in the case of the Collateral Agent, with the consent or at the request of the Administrative Agent or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment;

(e)                                  shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection, maintenance or priority of any Lien purported to be created by the Collateral Agreement, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent;

(f)                                   shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is received by such Agent from the Borrowers or a Lender; and

(g)                                  shall be responsible in respect of any recording, filing, or depositing of this Agreement or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof.

Section 8.04                             Reliance by Agents.  Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an appropriate Person.  Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by an appropriate Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Any Agent may consult with legal counsel (who may include counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05                             Delegation of Duties.  Without in any way limiting Section 8.13, any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and/or attorneys-in-fact appointed by such Agent.  Any Agent and any such co-agents, sub-agents and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such co-agents, sub-agents and/or attorneys-in-fact and to the Related Parties of each Agent and any such co-agents, sub-agents and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents and/or such sub-agent acted at the direction of such Agent in connection with the acts or omissions giving rise to such gross negligence or misconduct.

Section 8.06                             Resignation of the Agents.  Any Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrowers (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, and having a combined capital and surplus of at least $1,000,000,000.  During an Agent Default Period, the Borrowers and the Required Lenders may remove the relevant Agent subject to the execution and delivery by the Borrowers and the Required Lenders of removal and liability release agreements reasonably satisfactory to the relevant Agent, which removal shall be effective upon the acceptance of appointment by a successor as such Agent.  Upon any proposed removal of an Agent during an Agent Default Period, the Required Lenders shall have the right to appoint a successor with the consent of the Borrowers (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, and having a combined capital and surplus of at least $1,000,000,000.  In the case of the resignation of an Agent, if no such successor shall have been appointed by the Required Lenders and the Borrowers and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent, the retiring Collateral Agent shall continue to hold such Collateral, as bailee, until such time as a successor Collateral Agent is appointed), (b) except for indemnity payments owed to the retiring or removed

Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders and the Borrowers appoint a successor Agent as provided for above in this Section 8.06 and (c) the Borrowers and the Lenders agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring, retired or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring, retired or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII (including Section 8.12) and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 8.07                             Non-Reliance on the Agents and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08                             No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Joint Lead Arranger or Co-Manager shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if any, as an Agent or a Lender hereunder.

Section 8.09                             Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the Loan Parties, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 2.11, Section 8.12 and Section 9.05) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 2.11, Section 8.12 and Section 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10                             Authorization for Certain Releases.  With respect to releases and terminations, confirmations and subordinations delivered pursuant to Section 9.18, each Agent and each Lender (including in its capacities as a Lender and a potential Secured Swap Agreement Counterparty), hereby irrevocably authorizes either or both Agents to enter into such releases and terminations, confirmations and subordinations without further or additional consents being delivered by any Agent, any Lender or any Secured Swap Agreement Counterparty.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (and in the case of the Collateral Agent, the Administrative Agent) will confirm in writing each Agent’s authority provided for in the previous sentence.  For purposes of this Section 8.10 and Section 8.15, each Lender that is or becomes a Secured Swap Agreement Counterparty is executing this Agreement in its capacity as both or each of a Lender and/or Secured Swap Agreement Counterparty.

Section 8.11                             Secured Swap Agreement Counterparty Regarding Collateral Matters.

(a)                                 Except as otherwise expressly set forth in Section 9.08(b), no Secured Swap Agreement Counterparty that obtains the benefits of the Collateral Agreement or any Collateral by virtue of the provisions hereof or of the Collateral Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) unless such Secured Swap Agreement Counterparty shall also be a Lender or Agent hereunder and in such case, only in such Person’s capacity as a Lender or Agent and only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Secured Swap Agreements unless the Administrative Agent has received notice of such Secured Swap Agreements, together with such supporting documentation as the Administrative Agent reasonably requests.

(b)                                 The benefit of the Collateral Agreement and the provisions of this Agreement and the other Loan Documents relating to the Collateral shall also extend to, secure and be available on a pro rata basis (as set forth in Section 9.23) to each Secured Swap Agreement Counterparty with respect to any obligations of the Borrowers arising under such Secured Swap Agreement until such obligations are paid in full or otherwise expire or are terminated (and notwithstanding that the outstanding Obligations have been repaid in full and the Commitments have terminated); provided that, with respect to any Secured Swap Agreement that remains secured after the counterparty thereto is no longer a Secured Swap Agreement Counterparty or the outstanding Obligations (other than contingent indemnification obligations) have been repaid in full and the Commitments have terminated, the provisions of this Article VIII shall also continue to apply to such Secured Swap Agreement Counterparty in consideration of its benefits hereunder and each such Secured Swap Agreement Counterparty shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Article VIII.

Section 8.12                             Indemnification.  Each Lender severally agrees (a) to reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by such Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in its capacity as Administrative Agent or Collateral Agent, as applicable, or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrowers; provided that no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

Section 8.13                             Appointment of Supplemental Collateral Agents.

(a)                                 This Section 8.13 shall not in any way limit Section 8.05.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations or other institutions to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b)                                 In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either or both the Collateral Agent and/or such Supplemental Collateral Agent, and (ii) the provisions of this Article VIII and of Section 9.05 that refer to the Administrative Agent, the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent, the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent, the Collateral Agent or the Agents and/or such Supplemental Collateral Agent, as the context may require.  The Collateral Agent shall not be responsible for the negligence or misconduct of any Supplemental Collateral Agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such Supplemental Collateral Agent and/or such Supplemental Collateral Agent acted at the direction of such Agent in connection with the acts or omissions giving rise to such gross negligence or misconduct.

(c)                                  Should any instrument in writing from the Loan Parties be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Loan Parties shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 8.14                             Withholding.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold

Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.15                             Enforcement.  The authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties shall be vested in, and all actions and proceedings at law in connection with such enforcement may be instituted and maintained by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Collateral Agreement for the benefit of each Lender (including in its capacities as a Lender and a potential Secured Swap Agreement Counterparty); provided that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising any enforcement rights, including setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.17(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Loan Parties under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that, if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the Collateral Agreement, as applicable, and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.17(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.  For purposes of Section 8.10 and this Section 8.15, each Lender that is or becomes a Secured Swap Agreement Counterparty is executing this Agreement in its capacity as both or each of a Lender and/or Secured Swap Agreement Counterparty.

ARTICLE IX
MISCELLANEOUS

Section 9.01                             Notices.

(a)                                 Except in the case of notices expressly permitted to be given by telephone and except as provided in the following Section 9.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, overnight service, courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 9.01.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent, the Collateral Agent and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date of receipt if delivered prior to 5:00 p.m., New York City time on a Business Day, on such date by hand, overnight courier service, facsimile or (to the extent permitted by Section 9.01(b)) electronic means, or (ii) on the date five Business Days after dispatch by certified or registered mail with respect to both foregoing clauses (i) and (ii), to the extent properly addressed and delivered, sent or mailed to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)                                 Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto.

Section 9.02                             Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrowers herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.14, Section 2.16, Section 8.12 and Section 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

Section 9.03                             Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04                             Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without (x) the transferee(s) having satisfied any applicable “know-your-customer” requirements of the Collateral Agent and (y) the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such satisfaction and consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c)), the Lenders, the

Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Lenders and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (1)                                 Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Administrative Agent (such consent to be evidenced by its counter execution of the relevant Assignment and Assumption); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)                               the Borrowers; provided that no consent of the Borrowers shall be required for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default with respect to a Borrower specified in clauses 7.01(b), (c), (h) or (i) has occurred and is continuing, any other assignee (provided that, in the case of either of clauses (1) or (2), any liability of the Borrowers to an assignee under Section 2.14 or Section 2.16 shall be limited to the amount, if any, that would have been payable hereunder by the Borrowers in the absence of such assignment); provided that if the Borrowers shall fail to respond to a request for consent to an assignment within 10 Business Days of receipt of such request for consent, the Borrowers shall be deemed to have consented; provided further that no consent of the Borrowers shall be required in connection with the primary syndication of the Loans.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or Loans or contemporaneous assignments to related Approved Funds that equal at least $1,000,000 in the aggregate, the amount of the Commitment and/or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof unless the Borrowers and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other administrative information that the Administrative Agent may reasonably request;

(E)                                except as set forth in Section 9.04(b)(iii), no such assignment shall be made to any Borrower or any of its Affiliates; and

(F)                                 notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person, a Defaulting Agent/Lender or a Disqualified Institution.

The term “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Notwithstanding the foregoing or any consent requirements otherwise set forth in this Section 9.04, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of any Loans to the Loan Parties on a non-pro rata basis through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed by the Administrative Agent (or other applicable agent managing such auction) or (y) open market purchases on a non-pro rata basis, in each case, subject to the following limitations:

(A)                               no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch auction or consummation of such purchase, as the case may be;

(B)                               the principal amount of such Loans, along with all accrued and unpaid interest thereon, assigned to the Loan Parties shall be deemed automatically cancelled and extinguished on the date of such assignment; and

(C)                               the Borrowers shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register.

(iv)                              Subject to acceptance and recording thereof pursuant to Section 9.04 (b)(v), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section  2.15, Section  2.16 and Section  9.05; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Agent/Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Agent/Lender).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(v)                                 The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender (as to its Commitments only), at any reasonable time and from time to time upon reasonable prior notice.

(vi)                              The parties to each assignment shall deliver to, and for the account of, the Administrative Agent a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), any written consent to such assignment required by Section 9.04 (b), and the processing and recordation fee referred to above (unless waived as set forth above), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)                                     Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural Person, the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or a Disqualified Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i) through (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant.  Subject to paragraph (c)(ii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.14, Section 2.15 and Section 2.16 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to Section 9.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.14, Section 2.15 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (which shall not be unreasonably withheld or delayed) or to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 to the extent such Participant fails to comply with Section 2.16(e) as though it were a Lender.

(d)                                 Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or central bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

(f)                                   Notwithstanding anything to the contrary herein, the Administrative Agent (i) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and (ii) shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to any Disqualified Institution.

Section 9.05                             Expenses; Indemnity.

(a)                                 The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers, the Co-Managers and their respective Affiliates in connection with the preparation of this Agreement and the other Loan Documents, (i) the syndication of the Commitments, (ii) the administration of this Agreement and the other Loan Documents (including reasonable and documented out-of-pocket expenses incurred in connection with due diligence) and (iii) any amendments, modifications or waivers of the provisions hereof or thereof (including pursuant to any work-out or restructuring and whether or not the Transactions hereby contemplated shall be consummated).  The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers, the Co-Managers their respective Affiliates or each Lender in connection with the enforcement and protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents and the Joint Lead Arrangers and Co-Managers (including external counsel and the reasonable and documented allocated costs of internal counsel for the Agents, the Joint Lead Arrangers, the Co-Managers or any Lender); provided that, absent any conflict of interest, (x) the Administrative Agent and the Joint Lead Arrangers and Co-Managers shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction, and (y) the Collateral Agent shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.

(b)                                 The Borrowers agree to indemnify the Agents, the Joint Lead Arrangers, the Co-Managers each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan, the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Loan Parties, their subsidiaries, any Indemnitee or any other Person initiated or is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses are determined by a final, nonappealable judgment rendered by a court of competent jurisdiction (A) to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of such Indemnitee’s Related Parties), (B) to arise from disputes solely among Indemnitees if such dispute (i) does not involve any action or inaction by the Loan Parties or their subsidiaries and (ii) is not related to any action by an Indemnitee in its capacity as Administrative Agent, Collateral Agent, Joint Lead Arranger or Co-Manager or (C) to have resulted from a material breach by such Indemnitee (or any such Indemnitee’s Related Parties) of its obligations under this Agreement the or other Loan Documents.  In the event of any of the foregoing, each Indemnitee shall be indemnified whether or not such amounts are caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of any Indemnitee (except to the extent of gross negligence as specified above).  In no event shall any Indemnitee be liable to the Loan Parties, or shall the Loan Parties (or any of their respective Affiliates or the respective directors, officers, employees, agents and advisors of the Loan Parties or such Affiliates) be liable to any Indemnitee, for any consequential, indirect, special or punitive damages; provided, however, that nothing in this sentence shall limit the Borrowers’ indemnification obligations set forth in this Section 9.05.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final nonappealable judgment.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Joint Lead Arranger, any Co-Manager or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)                                  This Section 9.05 shall not apply to Taxes, other than any Taxes that represent losses or damages arising from non-Tax claims.

Section 9.06                             Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and any Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate of a Lender to or for the credit or the account of the Borrowers, against any and all obligations of the Borrowers, as applicable, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Affiliate of a Lender, irrespective of whether or not such Lender or such Affiliate of a Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender and each Affiliate of a Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Affiliate of a Lender may have.

Section 9.07                             Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08                             Waivers; Amendment.

(a)                                 No failure or delay of the Agents or any Lender in exercising any right, power or remedy hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Loan Parties or therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Loan Parties in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)                                 Except as provided in Sections 2.20 and 2.21, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or otherwise modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders, or the Collateral Agent with the written consent of the Administrative Agent) and (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Borrowers (or, as the case may be, the applicable other Loan Parties or the Borrowers, as the case may be) and the Collateral Agent or the Administrative Agent, as applicable and consented to by the Required Lenders (or, in the case of the Collateral Agent, consented to by the Administrative Agent); provided that no such agreement shall:

(i)                                     decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly and adversely affected thereby; provided that that any waiver of all or a portion of any post-default increase in interest rates shall be effective upon the consent of the Required Lenders;

(ii)                                  increase or extend the Commitment of any Lender or decrease any fees payable to any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase in the Commitments of any Lender);

(iii)                               extend any date on which payment of interest on any Loan or any Fees or any other payment hereunder is due, without the prior written consent of each Lender directly and adversely affected thereby (other than as a result of a waiver of a required prepayment or required offer to prepay pursuant to Section 2.10);

(iv)                              change the order of application of any amounts from the application thereof set forth in the applicable provisions of Section 2.17(b), Section 2.17(c) or Section 9.23 or change any provision hereof that establishes the pro rata treatment among the Lenders in a manner that would by such change alter the pro rata sharing or other pro rata treatment of the Lenders, without the prior written consent of each Lender adversely affected thereby;

(v)                                 amend or modify the provisions of this Section 9.08 or any requirement of Article IV or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender;

(vi)                              amend, modify or waive this Agreement (including, without limitation, Section 9.23) or any other Loan Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Secured Obligations arising under Secured Swap Agreements or the definition of “Secured Swap Agreement Counterparty”, “Secured Swap Agreement”, “Secured Obligations” or “Secured Swap Obligations” (as defined in this Agreement or any applicable Loan Document), in each case in a manner adverse to any Secured Swap Agreement Counterparty without the written consent of any such Secured Swap Agreement Counterparty; and

(vii)                           release all or substantially all the Collateral or release all or substantially all of the value of the Guarantee of the Guarantors under the Collateral Agreement without the prior written consent of each Lender (except to the extent of a release in connection with a transaction permitted by Section 6.05);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights, duties, obligations, protections, privileges, indemnities or immunities of the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents, without the prior written consent of such Administrative Agent or Collateral Agent, as applicable.  Notwithstanding anything to the contrary herein, the aggregate principal amount of Loans of a Defaulting Agent/Lender shall not be included in determining whether all Lenders, Required Lenders or affected Lenders have taken or may take any action hereunder; provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, which affects such Defaulting Agent/Lender differently than other affected Lenders, shall require the consent of such Defaulting Agent/Lender, (ii) the Loans of such Defaulting Agent/Lender may not be extended without the consent of such Defaulting Agent/Lender and (iii) any amendment that reduces the principal amount of, rate of interest on or extends the final maturity of any Loan made by such Defaulting Agent/Lender, shall require the consent of such Defaulting Agent/Lender.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)                                  Without the consent of any Lender, the Borrowers (or the applicable Loan Parties, as the case may be) and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)                                 Notwithstanding the foregoing, any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent (or the Collateral Agent, as the case may be) and the Borrowers (or the applicable Loan Parties, as the case may be)

without the need to obtain the consent of any Lender if such amendment, modification, supplement or waiver is executed and delivered in order to (i) cure an ambiguity, omission, mistake or defect in such Loan Document, (ii) make administrative and operational changes not adverse to any Lender, (iii) otherwise enhance the rights and benefits of Lenders, or (iv) adhere to local law or the reasonable advice of local counsel; provided that, in connection with this Section 9.08(d), in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

(e)                                  Notwithstanding anything to the contrary in any Loan Document, the Borrowers and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.21 and any Extension Amendment in accordance with Section 2.20 and such Incremental Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.  In addition, in connection with the incurrence of any Loans intended to be secured on a pari passu or junior basis in right of priority to the Obligations or intended to be unsecured pursuant to any Incremental Amendment, the Borrowers, the Administrative Agent and/or the Collateral Agent may, without the need to obtain consent of any other Lender, make changes to the Loan Documents reasonably satisfactory to the Borrowers, the Administrative Agent and/or the Collateral Agent to reflect the status of such Loans.

Section 9.09                             Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10                             Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto and, to the extent expressly contemplated hereby, the Indemnities) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11                             Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT

OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12                             Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13                             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original.  Any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15                             Jurisdiction; Consent to Service of Process.

(a)                                 Each of the Borrowers, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  The Borrowers further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrowers at the address specified in Section 9.01.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement (other than Section 8.09) shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or its properties in the courts of any jurisdiction.

(b)                                 Each of the Borrowers, the Agents and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16                             Confidentiality.  Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Loan Parties and their Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (z) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Loan Parties or any of their Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:  (i) to the extent necessary to comply with law or any legal process or the regulatory (including self-regulatory) or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or other Related Parties, counsel or auditors or any market data collectors or any numbering, administration or settlement service providers to the lending industry (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) to any Joint Lead Arranger, any Co-Manager, any Agent, any other Lender or any other party of any Loan Document and the Affiliates of each, (v) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (vi) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16), (vii) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16), (viii) with the consent of the Borrowers and (ix) on a confidential basis to (x) any rating agency in connection with rating the Borrowers or their Subsidiaries or this Agreement or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement.  If a Lender or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, then, to the extent reasonably practicable as permitted by law, it shall give prompt notice thereof to the Loan Parties so that the Loan Parties may seek an appropriate protective order and such Lender or Agent will cooperate, at the Loan Parties’ expense, with the reasonable requests of the Loan Parties (or the applicable Subsidiary or Affiliate) in seeking such protective order. Notwithstanding anything to the contrary herein, in no event shall any disclosure of confidential information be made to a Disqualified Institution.

Section 9.17                             Communications.

(a)                                 Delivery.  (i) The Borrowers hereby agree that they will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m., New York City time on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Schedule 9.01).  Nothing in this Section 9.17 shall prejudice the right of the Agents, the Joint Lead Arrangers, the Co-Managers, the Lenders or the Loan Parties to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(i)                                     Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)                                 Posting.  The Borrowers further agree that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Borrowers hereby acknowledge that (i) the Administrative Agent and/or the Joint Lead Arrangers and Co-Managers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Co-Managers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their Affiliates or their respective securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the Joint Lead Arrangers and the Co-Managers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrowers shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrowers determine that such Borrower Materials contain material non-public information with respect to the Borrowers or their Affiliates or their respective securities for purposes of United States federal and state securities laws; provided however that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrowers notify the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) any notification of changes in the terms of the Commitment and/or the Loans, and (3) the financial statements and certificates furnished by the Borrowers to the Administrative Agent pursuant to Section 5.04(a), Section 5.04(b) and Section 5.04(c).

(c)                                  Platform.  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent, the Collateral Agent or any of its or their affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18                             Release of Liens and Guarantees.

(a)                                 In the event that the Loan Parties convey, sell, lease, assign, transfer or otherwise dispose of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to another Person in a transaction not prohibited by the Loan Documents or in the event any assets or property of the Loan Parties constitutes or becomes an Excluded Asset, then the Administrative Agent and the Collateral Agent, upon receipt of a certificate from a Responsible Officer of the Borrowers, certifying that such termination or release is authorized and permitted under this Agreement and the other Loan Documents, shall promptly (and the Lenders hereby authorize the

Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Loan Parties and at such Persons’ sole cost and expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets or property that are the subject of such disposition or to evidence that the Liens created by the Loan Documents do not extend to such Excluded Assets.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of.

(b)                                 When all the Obligations (other than contingent indemnification obligations) are paid in full in cash, the Collateral Agreement and all Guarantees and Liens thereunder shall terminate, and the Loan Parties shall automatically be released from their respective obligations thereunder and the security interests in the Collateral granted by the Loan Parties shall automatically be released.  At such time, the Administrative Agent and the Collateral Agent, upon receipt of written notice from the Administrative Agent confirming that all such Obligations have been satisfied, agree to take such actions as are reasonably requested by the Loan Parties at such Persons’ expense to evidence and effectuate such termination and release of the Guarantees, or termination or release of Liens and security interests created by the Loan Documents.  In addition, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Loan Parties and at the such Persons’ sole cost and expense to confirm the exclusion of any Excluded Asset from the Collateral.

(c)                                  Authorizations for each release and termination specified in this Section 9.18 shall be required only to the extent required by Section 8.10.

Section 9.19                             U.S.A. PATRIOT Act and Similar Legislation.  Each Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the U.S.A. PATRIOT Act and similar legislation, as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Person and other information that will allow the Lenders to identify it in accordance with such legislation.  The Borrowers agree to furnish (or cause to be furnished) such information promptly upon request of a Lender or Agent.  Each Agent and each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20                             Judgment.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s office on the Business Day preceding that on which final judgment is given.

Section 9.21                             Pledge and Guarantee Restrictions.  Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(a)                                 no Excluded Assets shall constitute Collateral; and

(b)                                 no grant of a Lien or provision of a Guarantee by any Person shall be required to the extent that such grant or such provision would, in the reasonable determination of the Lenders, result in the contravention of applicable law, unless such applicable law would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions); provided that this Section 9.21 shall not prohibit the grant of a Lien or a provision of a guarantee at such time as the legal prohibition shall no longer be applicable and to the extent severable (which Lien shall attach immediately to any portion not subject to the prohibitions specified above).

(c)                                  the following Collateral shall be automatically released without delivery of any instrument or performance of any act by any Person:

(i)                                     upon a Disposition of Collateral expressly permitted hereunder to a non-Loan Party, the disposed-of Collateral;

(ii)                                  upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 9.08(b)(vii)) of the release of any Collateral, such Collateral;

(iii)                               upon a release of any Collateral under the terms of the Collateral Agreement or upon such Collateral no longer being required to be Collateral under the Loan Documents; or

(iv)                              upon any Guarantor no longer being required to be a Guarantor pursuant to the terms of the Loan Documents, the Collateral owned by such Guarantor;

(d)                                 a Guarantor shall be automatically released from its Guarantee under the Collateral Agreement without delivery of any instrument or performance of any act by any Person:

(i)                                     upon such Guarantor no longer being required to be a Guarantor pursuant to the terms of the Loan Documents;

(ii)                                  upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 9.08(b)(vii)); or

(iii)                               upon the release of such Guarantor under the terms of the Collateral Agreement.

The parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 9.21 shall be void ab initio, but only to the extent of such contravention.

Section 9.22                             No Fiduciary Duty.  Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties.  The Borrowers hereby agree that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agents, the Lenders and the Borrowers, or their equity holders or Affiliates.  The Borrowers hereby acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of the Borrowers, their management, equity holders, creditors or any other Person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrowers or the Parents with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the Borrowers on other matters) or any other obligation to the Borrowers except the obligations expressly set forth in the Loan Documents, (iv) the Borrowers have consulted its own legal and financial advisors to the extent it has deemed appropriate and (v) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates and no Lender has an obligation to disclose any such interests to the Borrowers or their Affiliates.  The Borrowers further acknowledge and agree that they are responsible for making their own independent judgment with respect to such transactions and the process leading thereto.

Section 9.23                             Application of Funds.  After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received by the Administrative Agent from the Collateral Agent pursuant to the Collateral Agreement and any other amounts received by the Administrative Agent or the Collateral Agent on account of the Obligations or the Secured Obligations shall be applied by such Agent (and after application in accordance with clause (a) below, by the Administrative Agent) in the following order:

(a)                                 First, to payment of that portion of the Obligations constituting Fees, indemnities, expenses and other amounts (other than principal and interest but including Fees, charges and disbursements of counsel to the Joint Lead Arrangers, the Co-Managers, the Administrative Agent and the Collateral Agent) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

(b)                                 Second, to payment of that portion of the Obligations constituting Fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)                                  Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and ordinary course settlement payments under any Secured Swap Agreement, ratably among the Lenders and Secured Swap Agreement Counterparties in proportion to the respective amounts described in this clause Third payable to them;

(d)                                 Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, premium, if any, payments for early termination (and any other unpaid amount then due and owing under any Secured Swap Agreement) owed to a Person that is a

Secured Swap Agreement Counterparty, ratably among the Lenders and Secured Swap Agreement Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and

(e)                                  Last, the balance, if any, after all of the Secured Obligations (other than contingent indemnification obligations) have been paid in full, to the Borrowers or as otherwise required by law.

Section 9.24                             Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.25                             Scope of Liability.  Notwithstanding anything to the contrary in this Agreement, any other Loan Document or any other document, certificate or instrument executed by any Person pursuant hereto or thereto, none of the Secured Parties shall have any claims with respect to the transactions contemplated by the Loan Documents against any present or future holder (whether direct or indirect) of any Equity Interests of the Loan Parties or any of their respective Affiliates (other than the Loan Parties, in each case as provided in the Collateral Agreement), shareholders, officers, directors, members, managers, partners, employees, representatives, controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 9.25 shall not (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Loan Document and the same shall continue (but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed or performed, (b) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Collateral Agreement (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral), (c) limit or restrict the right of any Agent or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name the Loan Parties or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, (d) in any way limit or restrict any right or remedy of any Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, willful misrepresentation, or misappropriation of revenues, profits or proceeds from or of any Collateral that should or would have been paid as provided herein or paid or delivered to any Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under any Loan Document, (e) affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any of the Non-Recourse Persons (or any security granted by the Non-Recourse Persons in support of the obligations of any Person) under or in connection with any Loan Document (or as security for the Secured Obligations), or (f) in any way limit or restrict any right or remedy of any Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent such Persons issued, any letter of credit to satisfy the Borrowers’ obligations regarding the Debt Service Reserve Account.  The limitations on recourse and other provisions set forth in this Section 9.25 shall survive the payment in full of all Obligations and Secured Obligations and the termination of all Commitments.

Section 9.26                             Joint and Several Obligations of Borrowers.  Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the obligations arising under this Agreement, the other Loan Documents and the Secured Swap Agreements, it being the intention of the parties hereto that all of the Secured Obligations shall be the joint and several obligations of each Borrower without preferences or distinction between them.  If and to the extent that any Borrower shall fail to make any payment with respect to any of the Secured Obligations as and when due or to perform any of the Secured Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

Section 9.27                             Certain Lender Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender, to, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, letters of credit or the Commitments;

(ii)                                  the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of  ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, letters of credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement; or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that:

(i)                                     none of the Agents or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)—(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, letters of credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to the Agents or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, letters of credit, the Commitments or this Agreement.

(c)                                  The Agents hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that each such Person has a financial interest in the transactions contemplated hereby in that each such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, letters of credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, letters of credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, letters of credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender, to, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of the Agents and their respective Affiliates that:

(i)                                     such Lender either (A) does not, in the ordinary course of business, extend or maintain credit secured, directly or indirectly, by any Margin Stock and/or (B) has complied with all of its obligations under Regulation U in connection with the Transactions; and

(ii)                                  (A) such Lender’s Commitment and agreements hereunder are based on its own independent credit analysis of the Parents, the Borrowers and their subsidiaries, without reliance upon the Agents, the Joint Lead Arrangers, the Co-Managers or any of

their respective Affiliates, and based solely on the financial statements of the Parents, the Borrowers and their Affiliates and such other documents and information provided by the Parents and the Borrowers as such Lender may deem appropriate and (B) such Lender has not relied upon any information (written or oral) supplied by or on behalf of the Agents, the Joint Lead Arrangers, the Co-Managers or any of their respective affiliates in making the decision to enter into this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GIP III STETSON HOLDINGS I, L.P., as Parent

By: GIP III Stetson GP, LLC, its general partner

By:	/s/ Mark Levitt
	Name:	Mark Levitt
	Title:	Manager, Secretary

GIP III STETSON HOLDINGS II, L.P., as Parent

By: GIP III Stetson GP, LLC, its general partner

By:	/s/ Mark Levitt
	Name:	Mark Levitt
	Title:	Manager, Secretary

[Signature Page — Credit Agreement]

GIP III STETSON I, L.P., as Borrower

By: GIP III Stetson GP, LLC, its general partner

By:	/s/ Mark Levitt
	Name:	Mark Levitt
	Title:	Manager, Secretary

GIP III STETSON II, L.P., as Borrower

By: GIP III Stetson GP, LLC, its general partner

By:	/s/ Mark Levitt
	Name:	Mark Levitt
	Title:	Manager, Secretary

[Signature Page — Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent
and a Lender

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

[Signature Page — Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/: Joshua G. James
	Name:	Joshua G. James
	Title:	Vice President

[Signature Page — Credit Agreement]